Exhibit 99.1
AGREEMENT AND PLAN OF MERGER
dated as of
April 20, 2008
among
PACKETEER, INC.
BLUE COAT SYSTEMS, INC.
and
COOPER ACQUISITION, INC.

TABLE OF CONTENTS1

Page
Article 1
Definitions

Section 1.01. Definitions	2
Section 1.02. Other Definitional and Interpretative Provisions	10

Article 2
The Offer

Section 2.01. The Offer	10
Section 2.02. Company Action	12
Section 2.03. Directors	14
Section 2.04. 90% Top-Up Option	15

Article 3
The Merger

Section 3.01. The Closing.	16
Section 3.02. The Merger	16
Section 3.03. Conversion of Shares	17
Section 3.04. Surrender and Payment	17
Section 3.05. Dissenting Shares	19
Section 3.06. Company Equity Awards	19
Section 3.07. Adjustments	20
Section 3.08. Withholding Rights	21
Section 3.09. Lost Certificates	21

Article 4
The Surviving Corporation

Section 4.01. Certificate of Incorporation	21
Section 4.02. Bylaws	21
Section 4.03. Directors and Officers	21

[1]	The Table of Contents is not a part of this Agreement.

i

Page
Section 12.10. Counterparts; Effectiveness	68
Section 12.11. Entire Agreement	69
Section 12.12. Severability	69
Section 12.13. Specific Performance	69
INDEX OF ANNEXES

Annex I	Conditions to the Offer
INDEX OF EXHIBITS

Exhibit A	Form of Tender and Support Agreement
Exhibit B	Form of Amended and Restated Certificate of Incorporation

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 20, 2008 among Packeteer, Inc., a Delaware corporation (the “Company”), Blue Coat Systems, Inc., a Delaware corporation (“Parent”), and Cooper Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).
     WHEREAS, it is proposed that Merger Subsidiary shall commence a tender offer (as it may be amended from time to time in accordance with this Agreement, the “Offer”) to purchase all of the outstanding shares (the “Company Shares”) of Company Common Stock (as defined herein), including the associated Company Rights (as defined herein), at a price of $7.10 per share (such amount, or any higher amount per share offered pursuant to the Offer in accordance with the terms of this Agreement, the “Offer Price”), less any applicable withholding Taxes, on the terms and subject to the conditions set forth herein;
     WHEREAS, it is also proposed that, following the consummation of the Offer, Merger Subsidiary will merge with and into the Company with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”), and each Company Share that is not tendered and accepted pursuant to the Offer will thereupon be canceled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth herein;
     WHEREAS, the Board of Directors of each of the Company, Parent and Merger Subsidiary have approved this Agreement and deem it advisable and in the best interests of their respective stockholders to consummate the Offer, the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions set forth herein; and
     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Subsidiary’s willingness to enter into this Agreement, certain stockholders of the Company are entering into Tender and Support Agreements with Parent and Merger Subsidiary substantially in the form attached as Exhibit A (the “Tender and Support Agreements”).
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1
Definitions
     Section 1.01 . Definitions. (a) As used herein, the following terms have the following meanings:
     “1933 Act” means the Securities Act of 1933.
     “1934 Act” means the Securities Exchange Act of 1934.
     “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party offer or proposal relating to, any transaction or series of related transactions involving (i) any acquisition or purchase by any Third Party, directly or indirectly, of 15% or more of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning 15% or more of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries, (ii) any merger, consolidation, share exchange, business combination or other similar transaction involving the Company or any of its Subsidiaries pursuant to which the stockholders of the Company immediately preceding such transaction hold, directly or indirectly, less than 85% of the equity interests in the surviving or resulting entity of such transaction, (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 15% or more of the assets of the Company and its Subsidiaries, taken as a whole (measured by the lesser of book or fair market value thereof), (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, or (v) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Offer or the Merger.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Applicable Law” means, with respect to any Person, any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
     “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.
     “Closing Date” means the date of Closing.
     “Code” means the Internal Revenue Code of 1986.
     “Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2007 and the footnotes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2007.
     “Company Balance Sheet Date” means December 31, 2007.
     “Company Board” means the Board of Directors of the Company.
     “Company Common Stock” means the common stock, par value $0.001 per share, of the Company.
     “Company Disclosure Schedule” means the disclosure schedule dated as of the date hereof regarding this Agreement that has been delivered by the Company to Parent and Merger Subsidiary simultaneously with the execution hereof.
     “Company Material Adverse Effect” means (i) a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) an effect that would prevent, materially delay or materially impair the Company’s ability to consummate the transactions contemplated by this Agreement, provided, however, that in the case of clause (i) above none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Company Material Adverse Effect: (A) any loss of or adverse change in the relationship of the Company and its Subsidiaries with their respective employees, customers, distributors, partners or suppliers, or any cancellation of or delay in customer orders, or loss of revenue or expected revenue, resulting from or arising out of the execution, delivery, announcement or performance of this Agreement or the Offer or the Offer to Purchase for Cash all of the outstanding shares of common stock of Packeteer made by Elliott QoS LLC dated March 20, 2008, or any amendment, modification or extension thereof (the “Elliott Offer”), (B) general economic conditions to the extent that such conditions do not disproportionately affect the Company and its Subsidiaries, taken as a whole, (C) general conditions in the networking industry to the extent that such conditions do not disproportionately affect the Company and its Subsidiaries, taken as a whole, (D) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof to the extent that such conditions do not disproportionately affect the Company and its Subsidiaries, taken as a whole, (E) any changes (after the date hereof) in GAAP or Applicable Law, (F) the failure of the Company to meet internal or analysts’ expectations or projections or any adverse effect resulting therefrom (it being understood, however, that any facts, events, changes or developments causing or contributing to such failures to meet expectations or projections may (unless addressed in any of (A), (B), (C), (D), (E) or (G) of this definition) constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred), (G) any actions required by this Agreement or any failure of the Company or any of its Subsidiaries to take any action as a result of Parent’s refusal to grant its consent to such action pursuant to Section 7.01 or (H) any Proceeding made or brought by any holder of Company Stock (on the holder’s own behalf, or on behalf of the Company) arising out of or related to the Offer, the Merger, this Agreement or any of the transactions contemplated hereby.
     “Company Owned IP” means all U.S. and foreign patent, trademark, internet domain name and copyright registrations, and applications therefor, for any Intellectual Property owned by, or exclusively licensed to, the Company.
     “Company Restricted Shares” means shares of Company Common Stock issued and outstanding under a Company Stock Plan (including for this purpose, shares acquired upon exercise of a Company Stock Option) that remain subject to forfeiture to the Company or to a right of the Company to repurchase such shares at the price paid by the holder for such shares.
     “Company Rights” means the preferred stock purchase rights issued pursuant to the Company Rights Agreement.
     “Company Rights Agreement” means the Rights Agreement dated as of March 31, 2008 between the Company and Computershare Trust Company, N.A., as Rights Agent thereunder.
     “Company Warrants” means any outstanding warrants to purchase shares of Company Common Stock.
     “Contract” means any written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease, license, sales or purchase order, warranty, commitment or other instrument, obligation or binding arrangement or understanding of any kind.
     “Delaware Law” means the General Corporation Law of the State of Delaware.

     “Environmental Law” means any Applicable Law or any agreement with any Governmental Authority or other Person, relating to human health and safety, the environment or any Hazardous Substance.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.
     “GAAP” means generally accepted accounting principles in the United States.
     “Governmental Authority” means (i) any government or any state, department, local authority or other political subdivision thereof, (ii) any governmental body, agency, authority (including any central bank, Taxing Authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or (iii) Nasdaq.
     “Governmental Authorizations” means, with respect to any Person, all licenses, permits (including construction permits), certificates, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements, export licenses and other approvals (including technical reviews under Section 740.17 of the EAR) and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law.
     “Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Indebtedness” means, collectively, any (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (iii) amounts owing as deferred purchase price for the purchase of any property or (iv) guarantees with respect to any indebtedness or obligation of a type described in clauses (i) through (iii) above of any other Person.

     “Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications, patent disclosures and inventions as well as any reissues, continuations, continuations-in-part, divisions, revisions, extensions or reexaminations thereof (“Patents”); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and domain names and registrations and applications for registration thereof, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works and registrations and applications for registration thereof; (iv) mask works and registrations and applications for registration thereof; (v) database rights; (vi) trade secrets, confidential information, know how and inventions; (vii) computer software (including, but not limited to, source code, executable code, data, databases and documentation); and (viii) all other intellectual property rights.
     “knowledge” of the Company means to the actual knowledge of any officer or other employee of the Company that is listed on Section 1.01 of the Company Disclosure Schedule.
     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, claim, infringement, interference, right of first refusal, preemptive right, community property right or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
     “Nasdaq” means The Nasdaq Stock Market.
     “NDA” means the Two-Way Disclosure and Confidentiality Agreement dated as of October 27, 2007 between the Company and Parent.
     “Order” means, with respect to any Person, any order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator that is binding upon or applicable to such Person or its property.
     “Parent Stock” means the common stock, par value $0.0001 per share, of Parent.
     “Performance-Based Stock Units” means the performance-based shares or performance-based stock units approved by the Company Board for issuance to its executive officers.

     “Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet, (ii) Liens for Taxes not yet due or being contested in good faith by any appropriate Proceedings (and for which adequate accruals or reserves have been established on the Company Balance Sheet in accordance with GAAP) and (iii) Liens (other than those securing Indebtedness) incurred in the ordinary course of business consistent with past practice which do not materially detract from the value or materially interfere with any present or intended use of the property or assets to which such Lien relates.
     “Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.
     “Proceeding” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, review, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.
     “Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.
     “Required Foreign Competition Laws” shall mean the Foreign Competition Laws existing in those foreign jurisdictions from which the Company and/or Parent derives a not insignificant amount of revenue or conducts a not insignificant portion of its business.
     “Restricted Stock Award” means a Restricted Stock Unit granted by the Company pursuant to any of the Company Stock Plans or any other stock option or compensation plan, agreement or arrangement of the Company or its Subsidiaries.
     “Restricted Stock Unit” means a restricted stock unit (including, without limitation, Performance-Based Stock Units) granted pursuant to any of the Company Stock Plans or any other stock option or compensation plan, agreement or arrangement of the Company or its Subsidiaries.
     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
     “SEC” means the Securities and Exchange Commission.
     “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

     “Superior Proposal” means any bona fide unsolicited written Acquisition Proposal made by a Third Party which, if consummated, would result in such Third Party (or in the case of a direct merger between such Third Party or any Subsidiary of such Third Party and the Company, the stockholders of such Third Party) owning, directly or indirectly, all of the outstanding shares of Company Common Stock or all or substantially all the consolidated assets of the Company and its Subsidiaries, and which Acquisition Proposal the Company Board determines in good faith by a majority vote, after consulting with its outside legal counsel and a financial advisor of nationally recognized reputation and taking into account all of the terms and conditions of such Acquisition Proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the Company’s stockholders (in their capacity as such) than the transactions contemplated hereby (including any changes to the terms of the transactions contemplated hereby that may be proposed by Parent in response to such Superior Proposal or otherwise), (ii) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the Third Party or reasonably determined to be available by the Company Board) and (iii) is reasonably capable of being completed on the terms proposed, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal.
     “Third Party” means any Person or “group” as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates or Representatives.
     (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptance Time	2.03	(a)
Adverse Recommendation Change	7.03	(a)
Agreement	Preamble
Annual Premium Cap	8.02	(b)
Board Recommendation	2.02	(a)
Capex Budget	7.01	(d)
Certificates	3.04	(a)
Closing	3.01
Company	Preamble
Company Compensation Approvals	5.16	(h)
Company Compensation Arrangement	5.16	(h)
Company Disclosure Documents	5.09	(a)
Company Employee Plan	5.16	(a)
Company Operating Plan	7.01	(h)
Company Preferred Stock	5.05	(a)
Company SEC Documents	5.07	(a)
Company Securities	5.05	(b)
Company Shares	Recitals

Term	Section
Company Stock Option	3.06	(a)
Company Stock Plan	3.06	(a)
Company Subsidiary Securities	5.06	(b)
Compensation Committee	5.16	(h)
Continuing Director	2.03
D&O Insurance Policy	8.02	(b)
Dissenting Shares	3.05
Effective Time	3.02	(a)
Employee Plan	5.16	(a)
Employment Compensation Arrangement	5.16	(h)
End Date	11.01	(b)
ESPP	3.06	(d)
Exchange Agent	3.04	(a)
Foreign Competition Laws	5.03
Foreign Plans	5.16	(a)
Grant Date	5.05	(e)
Indemnified Person	8.02	(a)
Insurance Policies	5.18	(a)
Material Contract	5.14	(a)
Merger	Recitals
Merger Certificate	3.02	(a)
Merger Consideration	3.03	(a)
Merger Subsidiary	Preamble
Minimum Condition	2.01	(a)
90% Top-Up Option	2.04	(a)
90% Top-Up Option Shares	2.04	(a)
Notes	6.06
Note Purchase Agreement	6.06
Offer	Recitals
Offer Documents	2.01	(b)
Offer Price	Recitals
Option Exchange Ratio	3.06	(a)
Parent	Preamble
Patents	1.01	(a)
Product Inventory	5.14	(a)
Proxy Statement	5.09	(a)
Schedule 14D-9	2.02	(b)
Schedule TO	2.01	(b)
Sponsors	6.06
Stockholder Approval	5.02	(a)
Stockholder Meeting	7.02	(a)
Subsequent Offering Period	2.01	(a)
Surviving Corporation	3.02	(b)
Tax	5.15	(j)

Term	Section
Tax Return	5.15	(j)
Tax Sharing Agreements	5.15	(j)
Taxing Authority	5.15	(j)
Uncertificated Shares	3.04	(a)
WARN Act	5.17	(b)
     Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule (subject to Section 12.05). References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.
ARTICLE 2
The Offer
     Section 2.01. The Offer. (a) Provided that nothing shall have occurred that, had the Offer been commenced, would give rise to a right to terminate the Offer pursuant to any of the conditions set forth in Annex I hereto, as promptly as practicable and in any event within ten days after the date hereof (or such later date as the parties may mutually agree in writing), Merger Subsidiary shall commence (within the meaning of Rule 14d-2 under the 1934 Act) the Offer. Merger Subsidiary’s obligation to accept for payment and pay for any Company Shares tendered in the Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer, immediately prior to the scheduled expiration of the Offer (as it may be extended hereunder) and not withdrawn, a number of Company Shares that, together with the Company Shares then directly or indirectly owned by Parent, represents at least a majority of all Company Shares then outstanding (the “Minimum Condition”) and the other conditions set forth in Annex I. Merger Subsidiary expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; provided that unless otherwise provided by this Agreement or previously approved by the Company in writing, (i) the Minimum Condition may not be waived, (ii) no change may be made that changes the form of consideration to be paid pursuant to the Offer, decreases the Offer Price or the number of Company Shares sought in the Offer or imposes conditions to the Offer in addition to those set forth in Annex I, or amends the conditions set forth in Annex I in any manner materially adverse to the holders of Company Shares, and (iii) the Offer may not be extended except as set forth in this Section 2.01(a). Subject to the terms and conditions of this Agreement, unless the Offer is extended in accordance with the terms of this Agreement, the Offer shall expire at 5:00 p.m., New York City time, on the date that is 21 Business Days (for this purpose calculated in accordance with Section 14d-1(g)(3) under the 1934 Act) after the date that the Offer is commenced. Unless this Agreement or the Offer is terminated in accordance with its terms, Merger Subsidiary shall extend the Offer from time to time (1) if, at the scheduled or extended expiration date of the Offer, the Minimum Condition or any of the conditions to the Offer set forth in clause (I)(B) of the first paragraph of Annex I shall not have been satisfied or waived, from time to time, until the earliest to occur of (x) the satisfaction or waiver of such conditions and (y) the End Date, and (2) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by Applicable Law; provided that Merger Subsidiary shall not be required to extend the Offer beyond the End Date. Following expiration of the Offer, Merger Subsidiary may, in its sole discretion, provide a subsequent offering period (“Subsequent Offering Period”) in accordance with Rule 14d-11 of the 1934 Act. Subject to the foregoing, and upon the terms and subject to the conditions of the Offer, Merger Subsidiary shall accept for payment and pay for (A) as promptly as practicable, all Company Shares validly tendered and not withdrawn pursuant to the Offer, promptly after the final expiration of the Offer, and (B) all Company Shares validly tendered in any Subsequent Offering Period, promptly after such Company Shares are validly tendered. The Offer Price payable in respect of each Company Share validly tendered and not withdrawn pursuant to the Offer or validly tendered in any Subsequent Offering Period shall be paid net to the holder thereof in cash, subject to reduction for any applicable withholding Taxes.

     (b) As soon as practicable on the date of commencement of the Offer, Parent and Merger Subsidiary shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that shall include as exhibits or incorporated by reference thereto, the Offer to Purchase and forms of letter of transmittal and summary advertisement, if any, in respect of the Offer (collectively, together with any amendments or supplements thereto, the “Offer Documents”), and (ii) cause the Offer Documents to be disseminated to holders of Company Shares. The Company shall promptly furnish to Parent and Merger Subsidiary in writing all information concerning the Company that may be required by applicable securities laws or reasonably requested by Parent or Merger Subsidiary for inclusion in the Schedule TO or the Offer Documents. Each of Parent, Merger Subsidiary and the Company agrees promptly to correct any information provided by it for use in the Schedule TO and the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Subsidiary agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of Company Shares, in each case as and to the extent required by applicable U.S. federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents each time before any such document is filed with the SEC, and Parent and Merger Subsidiary shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent and Merger Subsidiary shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Parent, Merger Subsidiary or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or Offer Documents promptly after receipt of those comments or other communications, and (B) a reasonable opportunity to participate in the response of Parent and Merger Subsidiary to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Parent and Merger Subsidiary or their counsel in any discussions or meetings with the SEC.
     Section 2.02. Company Action. (a) The Company hereby consents to the Offer and represents that at a meeting duly called and held prior to the execution of this Agreement at which all directors of the Company were present, the Company Board duly and unanimously adopted resolutions (i) declaring that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the Delaware Law, and (iii) recommending that the Company’s stockholders accept the Offer and tender their Company Shares to Merger Subsidiary pursuant to the Offer and, if applicable, vote in favor of the adoption of this Agreement (such recommendation, the “Board Recommendation”). The

Company hereby consents to the inclusion of the foregoing determinations and approvals in the Offer Documents and, to the extent that no Adverse Recommendation Change shall have occurred in accordance with Section 7.03(b), the Company hereby consents to the inclusion of the Board Recommendation in the Offer Documents. As of the date hereof, the Company has been advised that all of its directors and executive officers who own Company Shares intend to tender their Company Shares pursuant to the Offer. The Company shall promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Company Shares and lists of securities positions of Company Shares held in stock depositories, in each case true and complete as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer.
     (b) As soon as practicable on the day that the Offer is commenced, the Company shall file with the SEC and disseminate to holders of Company Shares, in each case, as and to the extent required by applicable U.S. federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 7.03(b), shall reflect the Board Recommendation. Each of Parent and Merger Subsidiary shall promptly furnish to the Company in writing all information concerning Parent and Merger Subsidiary that may be required by applicable securities laws or reasonably requested by the Company for inclusion in the Schedule 14D-9. Each of the Company, Parent and Merger Subsidiary agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Company Shares, in each case as and to the extent required by applicable U.S. federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Subsidiary and their counsel. The Company shall provide Parent, Merger Subsidiary and their counsel with (i) any comments or other communications, whether written or oral, that Parent, Merger Subsidiary or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications, and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

     Section 2.03. Directors. (a) Effective upon the acceptance for payment of any Company Shares pursuant to the Offer (the “Acceptance Time”), Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company Board that equals the product of (x) the total number of directors on the Company Board (giving effect to the election of any additional directors pursuant to this Section), and (y) the percentage that the number of Company Shares beneficially owned by Parent and/or Merger Subsidiary (including Company Shares accepted for payment) bears to the total number of Company Shares outstanding, and the Company shall take all action necessary to cause Parent’s designees to be elected or appointed to the Company Board, including increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, the Company shall, to the fullest extent permitted by Applicable Law take all action necessary to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Company Board and (ii) each board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Company Board, in each case to the fullest extent permitted by Applicable Law. In the event that Parent’s designees are elected or appointed to the Company Board pursuant to this Section 2.03(a), until the Effective Time, the Company Board shall have at least such number of directors as may be required by the rules and regulations of Nasdaq or the federal securities laws who are considered independent directors within the meaning of such rules and laws (each, a “Continuing Director”, and together, the “Continuing Directors”), provided however, that if the number of Continuing Directors shall be reduced below the number of directors as may be required by such rules and laws for any reason, the remaining Continuing Directors shall be entitled to designate persons to fill such vacancies with persons who shall be deemed Continuing Directors for purposes of this Agreement, or if no Continuing Director then remains, the other directors shall designate such number of directors as may be required by the rules and laws to fill such vacancies and who shall not be stockholders in or Affiliates of the Parent, and such persons shall be deemed Continuing Directors for purposes hereof.
     (b) The Company’s obligations to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the 1934 Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section. Parent shall supply to the Company in writing any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.
     (c) Following the election or appointment of Parent’s designees pursuant to Section 2.03(a) and until the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) (i) any amendment or termination of this Agreement by the Company, (ii) any decrease in or change of form of the Merger Consideration, (iii) any extension of time for the performance of any of the obligations of Merger Subsidiary or Parent hereunder, (iv) any waiver of compliance with the performance of any obligation or action hereunder by Parent or Merger Subsidiary for the benefit of the Company or any waiver of any right of the Company under this Agreement, (v) any amendment to the certificate of incorporation of the Company or bylaws of the Company or (vi) any other action or consent by the Company or the Company Board with respect to this Agreement, the Merger or any other transaction contemplated hereby.
     Section 2.04. 90% Top-Up Option. (a) The Company hereby irrevocably grants to Merger Subsidiary the option (the “90% Top-Up Option”), exercisable from time to time upon the terms and conditions set forth in this Section 2.04, to purchase that number of Company Shares (the “90% Top-Up Option Shares”) equal to the lowest number of Company Shares that, when added to the number of Company Shares directly or indirectly owned by Parent at the time of such exercise, shall constitute one share more than 90% of the Company Shares then outstanding (taking into account the issuance of the 90% Top-Up Option Shares) at a price per share equal to the Offer Price (which price may be paid in cash or with a promissory note issued by Parent bearing interest at the rate that will cause the promissory note to be equal to the face value of the promissory note and which shall mature on the first anniversary of the date of execution and delivery of such promissory note); provided that in no event shall the 90% Top-Up Option be exercisable for a number of Company Shares in excess of the Company’s then authorized and unissued shares of Company Common Stock (giving effect to Company Shares reserved for issuance under the Company Stock Plans as if such shares were outstanding).
     (b) Merger Subsidiary may exercise the 90% Top-Up Option, in whole but not in part, at any time after the Acceptance Time and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms. In the event that Merger Subsidiary wishes to or is required to exercise the Top-Up Option, Merger Subsidiary shall deliver to the Company a notice setting forth (i) the number of shares of Company Shares that Merger Subsidiary intends to purchase pursuant to the Top-Up Option, (ii) the aggregate cash consideration payable, and (iii) the place and time at which the closing of the sale of such Company Shares shall take place. At the closing of the purchase Merger Subsidiary shall cause to be delivered to the Company the consideration required to be delivered in exchange for the Company Shares and the Company shall cause to be delivered to Merger Subsidiary a certificate for the Company Shares. In the event Merger Subsidiary exercises the Top-Up Option pursuant to this Section 2.04(b), the closing of the purchase of the Top-Up Option Shares shall occur within three Business Days.

     (c) Parent and Merger Subsidiary acknowledge that the Company Shares which Merger Subsidiary may acquire upon exercise of the 90% Top-Up Option will not be registered under the 1933 Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Merger Subsidiary represent and warrant to the Company that Merger Subsidiary is, or will be upon the purchase of the 90% Top-Up Option Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the 1933 Act. Merger Subsidiary agrees that the 90% Top-Up Option and the 90% Top-Up Option Shares to be acquired upon exercise of the 90% Top-Up Option are being and will be acquired by Merger Subsidiary for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the 1933 Act).
ARTICLE 3
The Merger
     Section 3.01. The Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place as soon as practicable (and, in any event, within two Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 10 (excluding conditions that, by their terms, are satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Davis Polk & Wardwell, 1600 El Camino Real, Menlo Park, California 94025, unless another place is agreed to in writing by the parties hereto.
     Section 3.02. The Merger. (a) Upon the terms and subject to the conditions set forth herein, as soon as practicable after the Closing, the Company (or Merger Subsidiary in the event that the Merger is effected pursuant to Section 253(a) of Delaware Law) shall file a certificate of merger or, if applicable, a certificate of ownership and merger (the “Merger Certificate”) with the Delaware Secretary of State in such form as is required by, and executed in accordance with, Delaware Law and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the Merger Certificate is duly filed with the Delaware Secretary of State or at such later time as is specified in the Merger Certificate.
     (b) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”). From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.
     Section 3.03. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:
     (a) except as otherwise provided in Sections 3.03(b), 3.03(c) or 3.05, each Company Share outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash equal to the Offer Price, without interest, less any applicable withholding Taxes (the “Merger Consideration”);
     (b) each Company Share held by the Company as treasury stock or owned by Parent or Merger Subsidiary (whether pursuant to the Offer or otherwise) immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;
     (c) each Company Share held by any wholly-owned (directly or indirectly) Subsidiary of either the Company or Parent (other than Merger Subsidiary) immediately prior to the Effective Time shall be converted into such number of shares of common stock, par value $0.001 per share, of the Surviving Corporation such that each such Subsidiary owns the same percentage of Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time; and
     (d) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and (in addition to shares referred to in Section 3.03(c)) shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
     Section 3.04. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing Company Shares (the “Certificates”) and (ii) uncertificated Company Shares (the “Uncertificated Shares”). At the Effective Time, Parent shall pay to the Exchange Agent the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time, but in no event later than ten days after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of Company Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

     (b) Each holder of Company Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.
     (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
     (d) After the Effective Time, there shall be no further registration of transfers of Company Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 3.
     (e) Any portion of the Merger Consideration paid to the Exchange Agent pursuant to Section 3.04(a) (and any interest or other income earned thereon) that remains unclaimed by holders of Company Shares twelve months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such Company Shares for the Merger Consideration in accordance with this Section 3.04 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Company Shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of Company Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.
     (f) Any portion of the Merger Consideration paid to the Exchange Agent pursuant to Section 3.04(a) in respect of any Dissenting Shares shall be returned to Parent, upon demand.
     (g) Notwithstanding anything herein to the contrary, the Merger Consideration payable in respect of Company Restricted Shares shall be payable pursuant to Section 3.06 and not pursuant to this Section 3.04 and no deposit shall be made with the Exchange Agent by the Company or Parent pursuant to this Section 3.04, and the procedures of this Section 3.04 in respect of holders of shares of Company Stock shall not apply, with respect to such holders’ shares of unvested Company Restricted Shares.
     Section 3.05. Dissenting Shares. Notwithstanding Section 3.03, any Company Shares outstanding immediately prior to the Effective Time (collectively, the “Dissenting Shares”) held by a holder who has not voted in favor of the adoption of this Agreement or consented thereto in writing and who has validly demanded appraisal for such Company Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such Company Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest thereon. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of Delaware Law and as provided in the previous sentence. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Company Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.
     Section 3.06. Company Equity Awards. (a) At the Effective Time, each option to purchase shares of Company Common Stock (each, a “Company Stock Option”) outstanding under the 1999 Stock Incentive Plan and the 1996 Equity Incentive Plan or any other stock option or equity compensation plan, program, agreement or arrangement (the “Company Stock Plans”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be assumed and converted automatically at the Effective Time into an option to acquire shares of Parent Stock, on substantially the same terms and conditions as were applicable under such Company Stock Option (including vesting schedule) and any repurchase rights with respect to unvested shares subject to such Company Stock Option shall be assigned to any successor thereto, including Parent, except that (i) the number of shares of Parent Stock subject to each such option shall be determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by a fraction (the “Option Exchange Ratio”), the numerator of which is the Offer Price and the denominator of which is the average closing price of Parent Stock on Nasdaq over the five consecutive trading days immediately preceding (but not including) the Closing Date (rounded down to the nearest whole share) and (ii) the exercise price per share of Parent Stock (rounded up to the nearest whole cent) shall equal (x) the per share exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such

Company Stock Option immediately prior to the Effective Time divided by (y) the Option Exchange Ratio; provided, that in any event the Company Stock Options shall be converted in a manner compliant with Section 409A of the Code (or an available exemption therefrom) and Section 424(a) of the Code to the extent applicable and the regulations thereunder. In the event that the foregoing assumption of the Company Stock Options (together with any other event contemplated by this Agreement) would require Parent to seek stockholder approval under applicable Nasdaq rules and regulations, the number of Company Stock Options so assumed shall be reduced on a prorated basis among all Company Stock Options, and such non-assumed Company Stock Options shall become fully vested and exercisable prior to the Effective Time and, to the extent not exercised prior to the Effective Time, shall be converted into the right to receive a cash amount per share equal to the excess, if any, of the Offer Price over the exercise price of such Company Stock Option.
     (b) At the Effective Time, each outstanding Restricted Stock Unit shall be converted automatically into a substantially similar award for Parent Stock and shall remain subject to the same vesting, settlement, forfeiture or repurchase conditions in effect on the date hereof, except that the number of shares of Parent Stock subject to each such assumed award shall be determined by multiplying the number of shares of Company Common Stock subject to such award by the Option Exchange Ratio, rounded down to the nearest whole share.
     (c) Parent shall take such actions as are necessary for the assumption of the Company Stock Options and Restricted Stock Units pursuant to this Section 3.06, including the reservation, issuance and listing of Parent Stock as is necessary to effectuate the transactions contemplated by this Section 3.06. Parent shall prepare and file with the SEC a registration statement on Form S-8 with respect to the shares of Parent Stock subject to the assumed Company Stock Options and Restricted Stock Units as soon as practicable, but in any event within ten Business Days following the Effective Time.
     (d) The Company shall cause the administrator of the Company’s Employee Stock Purchase Plan (the “ESPP”) to promptly take all action necessary in accordance with the ESPP to accelerate the Purchase Date (as defined in the ESPP) with respect to the current offering period under the ESPP such that each outstanding purchase right with respect to the current offering period under the ESPP shall be exercisable no less than five Business Days prior to the initial scheduled expiration of the Offer. The Company shall take all actions necessary pursuant to the terms of the ESPP in order to (i) ensure that no purchase periods under the ESPP commence after the date hereof, and (ii) terminate the ESPP prior to the Effective Time.
     Section 3.07. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.
     Section 3.08. Withholding Rights. Each of the Exchange Agent, Merger Subsidiary, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Article 2 or 3 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any Tax law. To the extent that amounts so withheld are paid over to or deposited with the relevant Taxing Authority by or on behalf of the Exchange Agent, Merger Subsidiary, the Surviving Corporation or Parent, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Merger Subsidiary, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.
     Section 3.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Company Shares formerly represented by such Certificate, as contemplated under this Article 3.
ARTICLE 4
The Surviving Corporation
     Section 4.01. Certificate of Incorporation. The certificate of incorporation of the Company shall be amended at the Effective Time to read as set forth in Exhibit B and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.
     Section 4.02. Bylaws. The bylaws of Merger Subsidiary in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.
     Section 4.03. Directors and Officers. From and after the Effective Time, except as otherwise duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of the Merger Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 5
Representations and Warranties of the Company
     Subject to Section 12.05, except as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent that:
     Section 5.01 . Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. True and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect have been filed with the SEC and referenced as exhibits in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2007. The Company has heretofore made available to Parent complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders of the Company, the Company Board and each committee of the Company Board held since January 1, 2005; provided that, with respect to meetings for which draft or final minutes are not yet available, the Company has provided to Parent a materially complete and correct summary thereof.
     Section 5.02 . Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for obtaining the Stockholder Approval (if required by Applicable Law), have been duly authorized by all necessary corporate action on the part of the Company. Assuming the facts set forth in Section 6.07, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock to approve and adopt this Agreement and to approve the Merger (the “Stockholder Approval”), if required by Applicable Law, is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the transactions contemplated by this Agreement. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Laws affecting creditors’ rights generally and by general principles of equity.
     (b) At a meeting duly called and held prior to the execution of this Agreement at which all directors of the Company were present, the Company

Board duly and unanimously adopted resolutions (i) declaring that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the Delaware Law, (iii) approving and adopting an amendment to the Company Rights Agreement to render the Company Rights inapplicable to the Offer, the Merger, this Agreement, the Tender and Support Agreements and the transactions contemplated hereby and thereby, and (iv) making the Board Recommendation.
     Section 5.03 . Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Merger Certificate with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with applicable requirements of (A) the HSR Act and (B) any Applicable Law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters and in each case existing in foreign jurisdictions (“Foreign Competition Laws”), (iii) compliance with applicable requirements of the 1933 Act, the 1934 Act and other applicable securities laws, whether federal, state or foreign, (iv) compliance with applicable requirements of Nasdaq and (v) actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     Section 5.04 . Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or action by another Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any Material Contract or any other Contract material to the Company and its Subsidiaries, taken as a whole, or any Governmental Authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries with such exceptions, in the case of each of clauses (ii) through (iv), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided that in determining whether a Company Material Adverse Effect would result, any adverse effect otherwise excluded by clause (ii)(A) of the definition of “Company Material Adverse Effect” shall be taken into account.
     Section 5.05 . Capitalization. (a) The authorized capital stock of the Company consists of 85,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $0.001 par value per share, of the Company (“Company Preferred Stock”), 100,000 of which have been designated as Series A Preferred Stock and are reserved for issuance upon exercise of the Company Rights. As of the close of business on March 31, 2008, (i) 36,476,323 shares of Company Common Stock were issued and outstanding (none of which were Company Restricted Shares and no shares were held by the Company as treasury shares); (ii) no shares of Company Preferred Stock were issued and outstanding; (iii) Company Stock Options to purchase an aggregate of 6,688,252 shares of Company Common Stock (of which Company Stock Options to purchase an aggregate of 4,344,309 shares of Company Common Stock were exercisable) were issued and outstanding; (iv) warrants to purchase an aggregate 45,000 shares of Company Common Stock (all of which were exercisable) were issued and outstanding; (v) Restricted Stock Units (excluding Performance-Based Stock Units) convertible into an aggregate of 803,714 shares of Company Common Stock were issued and outstanding; (vi) Performance-Based Stock Units convertible into a maximum aggregate of 539,500 shares of Company Common Stock were issued and outstanding; and (vii) 4,595,247 shares of Company Common Stock were available for issuance under the 1999 Stock Incentive Plan. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan or the ESPP will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights.
     (b) Except, in the case of clauses (i)-(iv) below, (x) as set forth in this Section 5.05, (y) for changes since March 31, 2008 resulting from the exercise of Company Stock Options and Company Warrants outstanding on such date and disclosed on Section 5.05(c) or Section 5.05(d) of the Company Disclosure Schedule, or (z) for issuances of shares of Company Common Stock and grants of Company Stock Options expressly permitted under clauses (A)-(C) of Section 7.01(b)(i), as of the date of this Agreement, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, (iv) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the

Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries, (vi) contractual obligations or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of the Company or any of its Subsidiaries, or (vii) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. No Company Securities are owned by any subsidiary of the Company.
     (c) (i) Section 5.05(c) of the Company Disclosure Schedule identifies, with respect to each Company Stock Option and Restricted Stock Unit issued as of the close of business on March 31, 2008, (A) the number of shares subject to such award, (B) the exercise price of each Company Stock Option, (C) the number of shares vested, (D) the vesting schedule and (E) the grant date; (ii) the Company Stock Plans set forth on Section 5.05(c) of the Company Disclosure Schedule are the only plans or programs the Company or any of its Subsidiaries has maintained under which stock options, restricted shares, restricted share units, stock appreciation rights, performance shares or other compensatory equity-based awards have been granted and remain outstanding or may be granted; (iii) all Company Stock Options and Restricted Stock Units may, by their terms, be treated in accordance with Section 3.06; and (iv) no Company Stock Options or Restricted Stock Units (other than the Performance-Based Stock Units and Company Stock Options specifically listed on Section 5.05(c)(i)) shall become vested or exercisable, and the Company’s right to repurchase the shares subject to Company Restricted Shares or issued upon the exercise of assumed Company Stock Options shall not be forfeited, in either case, solely as a result of the transactions contemplated hereby.
     (d) The Company has provided to Parent a schedule that identifies, with respect to each Company Warrant issued as of March 31, 2008, (i) the number of shares and type of capital stock for which the warrant is exercisable, (ii) the exercise price of each such warrant, (iii) whether such warrant is exercisable as of the date hereof or will be exercisable as of the Closing (including in connection with giving effect to the transactions contemplated hereby), and (iv) the expiration date of each such warrant. Each Company Warrant was granted in compliance with all Applicable Laws.
     (e) With respect to the Company Stock Options and Restricted Stock Units, (i) each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Company Stock Option or Restricted Stock Unit was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, (iii) each such grant was made in accordance with the terms of the applicable Company Stock Plan, the 1934 Act and all other Applicable Law, including the Nasdaq Marketplace Rules, (iv) the per share exercise price of each Company Stock Option was not, and will not be deemed to be, less than the fair market value of a share of Company Common Stock on the applicable Grant Date, and (v) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in accordance with the 1934 Act and all other Applicable Laws. The Company has not granted, and there is no and has been no Company policy or practice to grant, Company Stock Options or Restricted Stock Units prior to, or otherwise coordinate the grant of Company Stock Options and Restricted Stock Units with, the release or other public announcement of material information regarding the Company or any of its Subsidiaries or their financial results or prospects.
     Section 5.06 . Subsidiaries. (a) Each Subsidiary of the Company is an organization duly formed, validly existing and in good standing under the laws of its jurisdiction of organization and has all organizational powers required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All “significant subsidiaries” (as defined in Regulation S-K under the 1934 Act; provided however that the 10% threshold referred to in such definition shall be deemed to be 5% for the purposes of this Agreement) of the Company and their respective jurisdictions of organization are identified in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2007.
     (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), except for such restrictions resulting from local Applicable Law as set forth in Section 5.06 of the Company Disclosure Schedule. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, warrants or other rights or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, any capital stock of or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock of or other voting securities or ownership interests in, any Subsidiary of the Company, or (iii) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i)-(iii), in addition to all shares of capital stock or voting securities of the Company’s Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.
     (c) Neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person (other than a Subsidiary of the Company).
     Section 5.07 . SEC Filings. (a) The Company has timely filed with the SEC all documents (including exhibits and any amendments thereto) required by Applicable Law to be so filed by it since January 1, 2005. The Company has delivered, or otherwise made available through the Company’s filings with the SEC, to Parent (i) the Company’s annual reports on Form 10-K for its fiscal years ended December 31, 2007, 2006 and 2005, (ii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company since December 31, 2006, and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since January 1, 2005 (the documents referred to in this Section 5.07(a), together with all information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred to in this Agreement as the “Company SEC Documents”)
     (b) As of its filing date, each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, each as in effect on its respective filing date.
     (c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
     (e) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since August 29, 2002, was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and/or chief financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. As of the date of this Agreement, no Subsidiary of the Company is subject to the periodic reporting requirements of the 1934 Act. None of the Company, any current executive officer of the Company or, to the Company’s knowledge, any former executive officer of the Company has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date of this Agreement.
     Section 5.08 . Financial Statements; Internal Controls. (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (i) comply as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, for the absence of footnotes), and (iii) fairly present (except as may be indicated in the notes thereto) the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).
     (b) The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the 1934 Act) is reasonably sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements. No significant deficiency or material weakness was identified in management’s assessment of internal controls as of December 31, 2007 (nor has any such deficiency or weakness been identified between that date and the date of this Agreement).
     (c) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the 1934 Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the 1934 Act with respect to such reports.
     (d) Since the date of their last certification with the SEC, neither the chief executive officer nor the chief financial officer of the Company has become aware of any fact, circumstance or change that is reasonably likely to result in a “significant deficiency” or a “material weakness” in the Company’s internal controls over financial reporting.
     (d) The audit committee of the Company Board includes an Audit Committee Financial Expert, as defined by Item 407(d)(5)(ii) of Regulation S-K.
     (f) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Form 8-K. To the knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics by any such persons.
     Section 5.09 . Disclosure Documents. (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the Schedule 14D-9, the proxy or information statement of the Company (the “Proxy Statement”), if any, to be filed with the SEC for use in connection with the solicitation of proxies from the Company’s stockholders in connection with the adoption of this Agreement and the Stockholder Meeting, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form and substance in all material respects with the applicable requirements of the 1934 Act.

     (b) (i) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and at the Effective Time, and (ii) any Company Disclosure Document (other than the Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent specifically for use therein.
     (c) The information with respect to the Company or any of its Subsidiaries that the Company furnishes to Parent in writing specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO, at the time of any distribution or dissemination of the Offer Documents and at the time of the expiration of the Offer (as it may be extended hereunder), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
     Section 5.10 . Absence of Certain Changes. (a) Since the Company Balance Sheet Date, (i) the business of the Company and each of its Subsidiaries has been conducted in the ordinary course consistent with past practice, (ii) there has not been any event, change, development or set of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (iii) through the date of this Agreement, there has not been any action or event, nor any authorization, commitment or agreement by the Company or any of its Subsidiaries with respect to any action or event, that if taken or if it occurred after the date hereof would be prohibited by Section 7.01.
     (b) Since the Company Balance Sheet Date, none of the Company and its Subsidiaries has engaged, except in the ordinary course of business consistent with past practice, in (i) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with the intent of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected to occur in subsequent fiscal quarters, (ii) any practice which would have the effect of modifying the fiscal quarter during which collections of receivables or payments by the Company or any of its Subsidiaries occur such that such collections or payments occur during a fiscal quarter other than as would be expected based on past practice, or (iii) any other promotional sales or discount activity similar to that described in clauses (i) and (ii) above.
     Section 5.11 . No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than:
     (a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or disclosed in the notes thereto
     (b) liabilities or obligations incurred that are not in excess of $1,000,000 in the aggregate;
     (c) normal or recurring liabilities incurred since the Company Balance Sheet Date in the ordinary course of business and in amounts consistent with past practice that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and
     (d) liabilities or obligations incurred directly pursuant to this Agreement.
     Section 5.12 . Litigation. (a) There is no Proceeding (or, to the knowledge of the Company, investigation) pending or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries or any of their respective businesses or assets or any of the directors or employees of the Company or any of its Subsidiaries or, to the knowledge of the Company, its stockholders or representatives (in each case insofar as any such matters relate to their activities with the Company or any of its Subsidiaries) at law or in equity, or before any Governmental Authority, arbitrator or arbitration panel. Neither the Company nor any of its Subsidiaries is subject to any Order against the Company or any of its Subsidiaries or naming the Company or any of its Subsidiaries as a party or, to the knowledge of the Company, by which any of the employees or representatives of the Company or any of its Subsidiaries is prohibited or restricted from engaging in or otherwise conducting the business of the Company or any of its Subsidiaries as presently conducted. Section 5.12(a) of the Company Disclosure Schedule includes a complete and accurate summary of each claim, investigation, Proceeding and Order set forth therein which would reasonably be expected to result in a liability to the Company or any of its Subsidiaries in excess of $250,000.
     (b) To the knowledge of the Company, there is no investigation or review by any Governmental Authority or self-regulatory authority with respect to the Company or any of its Subsidiaries (excluding investigations and reviews of Intellectual Property applications by the Intellectual Property offices of a

Governmental Authority) or any of their respective employees (insofar as any such investigation or review relates to their activities with the Company or any of its Subsidiaries) actually pending or threatened, nor has any Governmental Authority or self-regulatory authority indicated to the Company or any of its Subsidiaries in writing or, to the knowledge of the Company, verbally, an intention to conduct the same.
     Section 5.13 . Compliance with Applicable Law. (a) The Company and its Subsidiaries and their businesses and operations are and, since January 1, 2003 have been, in compliance in all material respects with all Applicable Laws applicable to the Company or such Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2003 (i) of any administrative or civil, or criminal investigation or audit (other than Tax audits) by any Governmental Authority relating to the Company or any of its Subsidiaries, or (ii) from any Governmental Authority alleging that the Company or any of its Subsidiaries are not in compliance in any material respect with any Applicable Law or Order.
     (b) Each of the Company and its Subsidiaries has in effect all material Governmental Authorizations necessary for it to own, lease or otherwise hold and to operate its real properties and tangible assets and to carry on its businesses and operations as now conducted. Since January 1, 2003, there have occurred no material defaults (with or without notice or lapse of time or both) under, violations of, or events giving to others any right of termination, amendment or cancellation, with or without notice or lapse of time or both, of, any such Governmental Authorizations. The transactions contemplated hereby would not reasonably be expected to cause the revocation or cancellation (with or without notice or lapse of time or both) of any such Governmental Authorizations.
     Section 5.14 . Contracts. (a) Neither the Company nor any of its Subsidiaries is a party to any of the following types of Contracts (each such Contract and each Contract disclosed on the Company Disclosure Schedule being referred to in this Agreement as a “Material Contract”):
     (i) Contract required to be filed by the Company with the SEC pursuant to Item 601 of Regulation S-K under the 1933 Act;
     (ii) Contract (A) that involves performance of services or delivery of goods, materials, supplies or equipment or developmental commitments to the Company or any of its Subsidiaries, or the payment therefor by the Company or any of its Subsidiaries, in either case providing for an annual payment by the Company of $250,000 or more or (B) between the Company and any distributor or reseller of the products of the Company or any of its Subsidiaries that holds inventory of the products of the Company or any of its Subsidiaries (“Product Inventory”) whose aggregate value, as of March 31, 2008, exceeds

$200,000, pursuant to which the Company or any of its Subsidiaries may be required to repurchase Product Inventory upon the termination of such Contract;
     (iii) Contract that contains any exclusivity provisions restricting the Company or any of its Affiliates or limits the freedom of the Company or any of its Affiliates to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company or any of its Affiliates after the Closing Date;
     (iv) lease or sublease (whether of real or personal property) to which the Company or any of its Subsidiaries is party as either lessor or lessee, providing for either (i) annual payments of $250,000 or more or (ii) aggregate payments after the date hereof of $500,000 or more;
     (v) material Contract relating in whole or in part to the use, exploitation or practice of any Intellectual Property by the Company or any of its Subsidiaries (including any license or other Contract under which the Company or any of its Subsidiaries is licensee or licensor of any such Intellectual Property) other than the Contracts set forth in Section 5.20(f) of the Company Disclosure Schedule;
     (vi) Contract relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $250,000 and which may be prepaid on not more than 30 days’ notice without the payment of any penalty;
     (vii) Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries and other than (i) extensions of credit in the ordinary course of business consistent with past practices and (ii) investments in marketable securities in the ordinary course of business consistent with past practices);
     (viii) Contract under which the Company or any of its Subsidiaries has any obligations which have not been satisfied or performed (other than confidentiality obligations) relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);
     (ix) Contract providing for indemnification of any Person with respect to liabilities relating to any current or former business of the Company, any of its Subsidiaries or any predecessor Person other than indemnification obligations of the Company or any of its Subsidiaries pursuant to the provisions of a Contract entered into by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practices;
     (x) partnership, joint venture or other similar Contract or arrangement; or
     (xi) employee collective bargaining agreement or other Contract with any labor union or employment Contract (other than for employment at-will or similar arrangements) that has an aggregate future liability in excess of $100,000 and is not terminable by the Company or any of its Subsidiaries by notice of not more than 60 days for a cost of less than $100,000.
     (b) Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in violation of or in default under (nor does there exist any condition, and no event or circumstances have occurred, which upon the passage of time or the giving of notice would cause such a violation of or default under) in any material respect in any Material Contract. Each Material Contract is a valid and binding agreement of the Company or its Subsidiary, as applicable, and, to the knowledge of the Company, any other party thereto, and is in full force and effect except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity.
     Section 5.15 . Taxes. (a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Laws (taking into account any extension of time which has been granted within which to file), and all such Tax Returns are, or shall be at the time of filing, true and complete in all material respects.
     (b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.
     (c) The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2004 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

     (d) There are no material Liens or encumbrances for Taxes on any of the assets of the Company or any of its Subsidiaries.
     (e) No federal, state, local or foreign audits, examinations, investigations or other Proceedings are pending or, to the knowledge of the Company, threatened with regard to any Taxes or Tax Returns of the Company or its Subsidiaries.
     (f) There is currently no effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes with respect to the Company or any of its Subsidiaries.
     (g) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the five years prior to the date of this Agreement.
     (h) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1).
     (i) Section 5.15(i) of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files a Tax Return.
     (j) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign) (a “Taxing Authority”), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of a Person or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of a Person or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding a Person or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreements or arrangements pertaining to the sale or lease of assets of the Company or any of its Subsidiaries).
     Section 5.16. Employee Benefit Plans. (a) “Company Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) (each, an “Employee Plan”) which (i) is maintained, administered or contributed to by the Company or any Affiliate of the Company as of the date of this Agreement and covers any employee or former employee of the Company or any of its Subsidiaries, or (ii) with respect to which the Company or any of its Subsidiaries has any liability. With respect to employee benefit plans, programs, and other arrangements providing incentive compensation or other benefits similar to those provided under any Employee Plans to any employee or former employee or dependent thereof, which plan, program or arrangement is subject to the laws of any jurisdiction outside the United States (“Foreign Plans”), (1) to the knowledge of the Company, the Foreign Plans have been maintained in all material respects in accordance with all applicable Laws, (2) if intended to qualify for special tax treatment, the Foreign Plans meet all requirements for such treatment, (3) if intended to be funded and/or book-reserved, the Foreign Plans are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (4) no liability which could be material to the Company and its Subsidiaries taken as a whole exists or reasonably could be imposed upon the assets of the Company or any of its Subsidiaries by reason of such Foreign Plans, other than to the extent reflected on the Company Balance Sheet.
     (b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, (i) any Employee Plan subject to Title IV of ERISA, (ii) any non-U.S. defined benefit plan, or (iii) any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
     (c) Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file an application for such determination, from the Internal Revenue Service, and the Company is not aware of any facts that would result in revocation of any such determination letter. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Company Employee Plan. Each Company Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No events have occurred with respect to any Company Employee Plan that could result in payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.
     (d) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee, director or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any agreement, any Company Employee Plan or other employee plan.
     (e) Neither the Company nor any of its Subsidiaries has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of the Company or any of its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.
     (f) There is no Proceeding pending against or involving (and, to the knowledge of the Company, there is no audit or investigation pending or threatened, and there is no Proceeding threatened, against or involving), any Company Employee Plan or any fiduciary thereof with respect to their duties under the Company Employee Plan or the assets of any of the trusts thereunder, before any court or arbitrator or any Governmental Authority.
     (g) The Company has identified in Section 5.16(g) of the Company Disclosure Schedule and has made available to Parent true and complete copies of (i) all severance plans and agreements and employment agreements with or relating to directors or executive officers of the Company or any of its Subsidiaries, and (ii) all plans, programs, agreements and other arrangements of the Company and each of its Subsidiaries with or relating to its directors, officers, employees or consultants which contain change in control provisions.
     (h) On or prior to the date hereof, the Compensation Committee of the Company Board (the “Compensation Committee”) has (i) approved each Company Employee Plan pursuant to which consideration is payable to any officer, director, employee or member of the Compensation Committee (each, a

“Company Compensation Arrangement”) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the 1934 Act (an “Employment Compensation Arrangement”), and (ii) taken all other action necessary to satisfy the requirements of the non-exclusive safe-harbor with respect to such Company Compensation Arrangements in accordance to Rule 14d-10(d)(2) under the 1934 Act (the approvals and actions referred to in clauses (i) and (ii) above, the “Company Compensation Approvals”). The Company Board has determined that each of the members of the Compensation Committee are, and the members of the Compensation Committee are, “independent directors” in accordance with the requirements of Rule 14d-10(d)(2) under the 1934 Act and the instructions thereto.
     Section 5.17. Labor and Employment Matters. (a) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreements or understandings with any labor unions or labor organizations. There is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to their businesses, (ii) activity or proceeding by a labor union or representative thereof to the knowledge of the Company to organize any employees of the Company or any of its Subsidiaries, or (iii) lockout, strike, slowdown, work stoppage or threat thereof by or with respect to such employees, and during the last three years there has not been any such action.
     (b) Since January 1, 2005, (i) there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) in respect of the Company or its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries has been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign Applicable Law or regulation which is similar to the WARN Act.
     Section 5.18. Insurance Policies. (a) Section 5.18 (a) of the Company Disclosure Schedule lists all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company and its Subsidiaries (collectively, the “Insurance Policies”). All of the Insurance Policies or renewals thereof are in full force and effect. There is no material claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which the Company has been notified that coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid when due, and the Company and its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds. The Company does not have any knowledge of any threatened termination of, cancellation of, or material premium increase with respect to any Insurance Policy.
     (b) Section 5.18 (b) of the Company Disclosure Schedule identifies each material insurance claim made by the Company or any of its Subsidiaries between January 1, 2005 and the date of this Agreement.
     Section 5.19. Environmental Matters. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:
     (i) no notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, no Proceeding is pending and, to the knowledge of the Company, no investigation or review is pending or threatened and no Proceeding is threatened by any Governmental Authority or other Person relating to or arising out of any failure of the Company or any of its Subsidiaries to comply with any Environmental Law;
     (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Governmental Authorizations relating to or required by Environmental Law;
     (iii) there has been no release by the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries would reasonably be expected to be liable by Contract or by operation of Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries; and
     (iv) there are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law, and, to the knowledge of the Company, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.
     (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered to Parent at least five Business Days prior to the date hereof.

     (c) Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.
     (d) For purposes of this Section 5.19, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.
     Section 5.20. Intellectual Property. (a) The Company or its Subsidiaries exclusively own, free and clear of any and all Liens (other than non-exclusive licenses granted in the ordinary course), (i) all of the Company Owned IP and (ii) all other Intellectual Property that is, to the Company’s knowledge, necessary for the operation of Company’s and its Subsidiaries’ businesses, other than Intellectual Property that is licensed to the Company by a third party licensor pursuant to a written license agreement, that is in full force and effect. Neither the Company nor any of its Subsidiaries has received any notice or claim challenging the Company’s ownership of or use of any of the Intellectual Property owned (in whole or in part) by the Company or any of its Subsidiaries, or challenging the effectiveness or enforceability of any licenses of Intellectual Property to the Company or any of its Subsidiaries, nor to the knowledge of the Company is there a reasonable basis for any claim that the Company does not so own or is not so licensed any such Intellectual Property.
     (b) Each of the Company and its Subsidiaries has taken reasonable steps in accordance with standard industry practices to protect its rights in its Intellectual Property and to maintain the confidentiality of all information that constitutes or constituted a trade secret of the Company or any of its Subsidiaries. All current and former employees, consultants and contractors of the Company or any of its Subsidiaries have executed and delivered proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms (copies of which have been made available to Parent), except where the failure to obtain such agreements does not have a material adverse effect on the Company’s exclusive use of and ownership rights in its Intellectual Property. None of the Company’s trade secrets have been disclosed to any Person, other than pursuant to an adequate form of written confidentiality agreement, except where the failure to obtain such agreement does not have a material adverse effect on the Company’s protection of such trade secrets.
     (c) All Company Owned IP, where registered, is valid and subsisting and, to the knowledge of the Company, enforceable, and neither the Company nor any of its Subsidiaries has received any notice or claim challenging the validity or enforceability of any Company Owned IP or alleging any misuse of such Company Owned IP, except for office actions in the ordinary course of prosecution. Section 5.20(c) of the Company Disclosure Schedule sets forth a complete and accurate list of Company Owned IP, including, to the extent applicable, the current status of such registration or application and the jurisdictions in which each such asset has been issued or registered or in which any application for such issuance and registration has been filed.
     (d) Neither the Company nor any of its Subsidiaries is a party to any suit, action or proceeding which involves a claim of infringement, unauthorized use, misappropriation, disclosure or violation of any Intellectual Property used or owned by any Person against the Company or its Subsidiaries, or challenging the ownership, use, validity or enforceability of any Intellectual Property owned or used by the Company or its Subsidiaries.
     (e) Section 5.20(e) of the Company Disclosure Schedule sets forth a complete and accurate list of all material licenses, sublicenses and other agreements to which the Company and/or its Subsidiaries are a party granting any other Person the right to use or an option to obtain the right to use Intellectual Property, other than licenses entered into in the ordinary course of business in connection with the sale of Company products.
     (f) Section 5.20(f) of the Company Disclosure Schedule sets forth a complete and accurate list of all licenses, sublicenses and other agreements to which the Company and/or its Subsidiaries are a party pursuant to which the Company or its Subsidiaries are authorized to use any Person’s Intellectual Property, which (i) is incorporated in, embedded in, or forms a part of any product or service manufactured, distributed, provided, or sold by or for the Company or any of its Subsidiaries or is otherwise bundled, redistributed or sublicensed by the Company or any of its Subsidiaries (“Third Party IP”) or (ii) is used (or currently proposed to be used) by the Company or any of its Subsidiaries in, and is material to, the business of the Company as currently conducted, other than commercial off-the-shelf software.
     (g) Neither the Company nor any of its Subsidiaries, nor any third party licensor of all or either of them is in material violation of any license, sublicense or agreement described in Section 5.20(e) or (f) of the Company Disclosure Schedule. Except as otherwise described in Section 5.20(g) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (A) cause the Company or any of its Subsidiaries to be in material violation or material default under any such license, sublicense or agreement, (B) result in the termination or modification of any such license, sublicense or agreement, or entitle any other party to terminate or modify such license, sublicense or agreement, (C) entitle any Person to claim any right to use or practice under any Surviving Corporation’s, Parent’s or any of their respective Affiliates’ Intellectual Property rights or (D) materially alter, encumber or impair any Intellectual Property of the Company or any of its Subsidiaries or any Intellectual Property licensed to the Company or any of its Subsidiaries.

     (h) Neither the operation of the Company’s business as currently conducted, nor any activity of the Company, conflicts with, infringes or misappropriates the Intellectual Property (excluding Patents) of any other Person and to the knowledge of the Company, any Patents owned by any other Person. Except as specifically identified on Section 5.20(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Company or any of its Subsidiaries (including, but not limited to, its use of Third Party IP), nor to the knowledge of the Company, is there a reasonable basis therefor. Neither the Company nor any of its Subsidiaries has received any unsolicited written proposal or offer for a license of Intellectual Property, including but not limited to any Patent, from any Person.
     (i) To the knowledge of the Company and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there is no, nor has there been any, infringement, violation, disclosure or misappropriation by any third party of any of the Intellectual Property owned by the Company or its Subsidiaries or used by the Company or its Subsidiaries in the operation of the Company’s business and (ii) there is no, nor has there been any, infringement, violation, disclosure or misappropriation by any Person of any Third Party IP.
     (j) No party other than the Company or its Subsidiaries possesses any current or contingent rights to any source code that is incorporated in, is, or forms a part of any product manufactured, distributed, or sold by or for the Company or any of its Subsidiaries, other than in connection with any software escrow arrangement entered into between the Company and its customers in the ordinary course of business, pursuant to a written agreement substantially similar to the Company’s standard form of software escrow agreement previously furnished to Parent. None of the software whose Intellectual Property rights are owned or exclusively licensed by the Company or its Subsidiaries and that is incorporated in, is, or forms a part of any product manufactured, distributed, or sold by or for the Company or any of its Subsidiaries is subject to any obligation (whether under any “open source” license agreement or otherwise) that it be licensed and/or made available in source code form to any Person.
     (k) To the knowledge of the Company, there are no defects in any of the Company’s products that would prevent them from performing in accordance with their user specifications and there are no viruses, worms, Trojan horses or similar programs in any of the software that is incorporated in, is, or forms a part of any product manufactured, distributed, or sold by or for the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     (l) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company has not been in violation of, and is in compliance with, the Export Administration Act.
     Section 5.21. Properties. (a) The Company and each of its Subsidiaries has good and marketable fee title to, or valid leasehold interests in, all of their tangible properties and tangible assets which are reflected on the Company Balance Sheet, or which are, individually or in the aggregate, material to the business or financial condition of the Company. All such assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens
     (b) Neither the Company nor any of its Subsidiaries owns any real property. Section 5.21(b) of the Company Disclosure Schedule sets forth a complete and correct list of all real property and interests in real property leased by the Company or any of its Subsidiaries involving annual rental payments in excess of $100,000.
     (c) The Company or its Subsidiary, as applicable, holds all rights, title and interest of the tenant to all real property leased by the Company or its Subsidiaries, free and clear of any encumbrances created by the Company against its leasehold interest (except Permitted Liens). Each lease relating to such leased real property has been duly authorized and executed by the Company or such Subsidiary, as applicable, and is in full force and effect, and neither the Company nor any of its Subsidiaries is in any material default under any of said leases nor, to the knowledge of the Company, is any other party to such leases in material default.
     (d) All tangible assets owned or leased by the Company or its Subsidiaries have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.
     Section 5.22. Interested Party Transactions. (i) Neither the Company nor any of its Subsidiaries, on the one hand, is a party to any transaction or agreement with any Affiliate, stockholder that beneficially owns 5% or more of the Company’s outstanding common stock, or director or executive officer of the Company or any of its Subsidiaries, on the other hand, and (ii) no event has occurred since the date of the Company’s last proxy statement to its stockholders that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.
     Section 5.23. Certain Business Practices. (a) Neither the Company nor any of its Subsidiaries nor (to the knowledge of the Company) any director, officer, agent or employee of the Company or any of its Subsidiaries (i) used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or for the business of the Company or any of its Subsidiaries, (ii) made any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of the Company or any of its Subsidiaries, (iii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (iv) violated any provision of the Foreign Corrupt Practices Act of 1977, or (v) made any other unlawful payment
     (b) Each of the Company and its Subsidiaries has conducted its business in compliance with Title 31, Chapter V of the Code of Federal Regulations.
     Section 5.24. Finders’ Fees. (a) Except for UBS Investment Bank, a copy of whose engagement agreement has been made available to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries, who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
     Section 5.25. Opinion of Financial Advisor. The Company Board has received the opinion of UBS Investment Bank, financial advisor to the Company, to the effect that, as of the date of this Agreement, and based upon and subject to the qualifications and assumptions set forth therein, the consideration to be received by the holders of Company Common Stock in the Offer and the Merger is fair from a financial point of view to such holders, a written copy of which opinion has been delivered to Parent for informational purposes only.
     Section 5.26. Antitakeover Statutes; Company Rights Agreement. (a) The Company and the Company Board has taken all action necessary to approve the Offer, the Merger, this Agreement, the Tender and Support Agreements and the transactions contemplated hereby and thereby for the purposes of Section 203 of Delaware Law, and, accordingly, assuming the facts set forth in Section 6.07, neither the restrictions set forth in Section 203 nor the provisions of any other antitakeover or similar statute or regulation apply or purport to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to the Offer, the Merger, this Agreement, the Tender and Support Agreements and the transactions contemplated hereby and thereby.
     (b) The Company has taken all action necessary (i) to render the Company Rights inapplicable to the Merger, this Agreement, the Tender and Support Agreement and the transactions contemplated hereby and thereby, and (ii) ensure that (A) neither Parent, Merger Subsidiary nor any of their Affiliates will become an “Acquiring Person” (as such term is defined in the Company Rights Agreement), (B) none of a “Distribution Date”, “Stock Acquisition Date” or a “Triggering Event” (each as defined in the Company Rights Agreement) shall occur, and (C) the Company Rights will not separate from the shares of Company Common Stock, in each case, by reason of the approval or execution of this Agreement, the announcement or consummation of the Offer, the Merger, this Agreement, the Tender and Support Agreement or the transactions contemplated hereby and thereby.
ARTICLE 6
Representations and Warranties of Parent
     Parent represents and warrants that:
     Section 6.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. Each of Parent and Merger Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent. True and complete copies of the certificate of incorporation and bylaws of Parent as currently in effect have been filed with the SEC and referenced as exhibits in Parent’s Form 10-K for the fiscal year ended April 30, 2007.
     Section 6.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby are within each corporation’s corporate powers and have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. This Agreement constitutes a valid and binding agreement of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Laws affecting creditors’ rights generally and by general principles of equity. Since incorporation, Merger Subsidiary has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Parent owns all of the issued and outstanding shares of Merger Subsidiary capital stock, free and clear of any Lien.
     Section 6.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by, or filing with, any Governmental Authority, other than (i) the filing of the Merger Certificate with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which

Parent is qualified to do business, (ii) compliance with applicable requirements of (A) the HSR Act and (B) the Foreign Competition Laws, and (iii) actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent.
     Section 6.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any agreement or other instrument binding upon Parent or Merger Subsidiary, with such exceptions, in the case of each of clauses (ii) and (iii) above, as would not reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.
     Section 6.05. Disclosure Documents. (a) The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) in the case of any Company Disclosure Document other than the Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.
     (b) The Schedule TO, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form and substance in all material respects with the applicable requirements of the 1934 Act and, at the time of such filing, at the time of such distribution or dissemination and at the expiration of the Offer (as it may be extended hereunder), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that this representation and warranty will not apply to statements or omissions included in the Schedule TO and the Offer Documents based upon information furnished to Parent or Merger Subsidiary in writing by the Company specifically for use therein.
     Section 6.06. Financing. Parent has, or will have as and when needed, sufficient cash, available lines of credit or other sources of immediately available funds to enable Parent and Merger Subsidiary to consummate the Offer, the Merger and the other transactions contemplated hereby. Parent has provided to the Company a copy of a Note Purchase Agreement (the “Note Purchase Agreement”) dated the date hereof between Parent and the other parties named therein (the "Sponsors”) pursuant to which Parent has agreed to issue and the Sponsors have agreed to purchase the securities described therein (the “Notes”). The Note Purchase Agreement is in full force and effect and all terms and conditions relating to the issuance of the Notes, including all conditions precedent and other contingencies, are set forth in the Note Purchase Agreement.
     Section 6.07. Not Interested Shareholder. From the date that is three years prior to the date of this Agreement to the date of this Agreement, neither Parent nor Merger Subsidiary, nor any of their respective Affiliates and Associates (as such terms are defined in Section 203 of the Delaware Law), is or has been an Interested Stockholder of the Company for purposes of Section 203 of the Delaware Law.
ARTICLE 7
Covenants of the Company
     The Company agrees that:
     Section 7.01. Conduct of Business of the Company. Except for matters expressly permitted or contemplated by this Agreement, set forth in Section 7.01 of the Company Disclosure Schedule, or as otherwise consented to in advance in writing by Parent, from the date of this Agreement to the Effective Time, the Company shall use reasonable best efforts to, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice, maintain in effect all of its Governmental Authorizations necessary to conduct its business in the ordinary course consistent with past practice and (i) preserve intact its material assets, material Intellectual Property rights and current business organization, (ii) keep available the services of its directors, officers and key employees, or (iii) preserve its relationships with its customers, partners, suppliers, licensors, licensees, distributors and others having material business relationships with it with the objective of preserving unimpaired their goodwill and ongoing business at the Effective Time. In addition, without limiting the generality of the foregoing, except for matters expressly permitted or contemplated by this Agreement or set forth in Section 7.01 of the Company Disclosure Schedule, from the date of this Agreement until the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent:
     (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent, (ii) split, combine or reclassify any capital stock of the Company or any of its Subsidiaries, (iii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company or any of its Subsidiaries, or (iv) purchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities, other than pursuant to Contracts in effect as of the date hereof providing for the repurchase of Company Securities upon the departure or termination of an employee;
     (b) (i) issue, deliver, sell, grant, pledge, transfer, or otherwise encumber or dispose of or subject to any Lien any Company Securities or Company Subsidiary Securities, other than (A) the issuance and delivery of shares of Company Common Stock upon the exercise of Company Stock Options or the settlement of Restricted Stock Awards or Performance-Based Stock Units that are outstanding on the date of this Agreement or the subject of offer letters provided to prospective employees, and made available to Parent prior to the date of this Agreement, (B) the grant of Company Stock Options or Restricted Stock Awards to non-executive officer employees of the Company and its Subsidiaries in the ordinary course of business consistent with past practice provided that (I) the number of shares of Company Common Stock subject to Company Stock Options or Restricted Stock Awards granted in any calendar quarter shall not exceed 100,000 shares, and (II) any Company Stock Options or Restricted Stock Awards so granted shall not be subject to acceleration as a result of the Offer, the Merger or any other change in control of the Company or any so-called “double-trigger” clauses, and (C) the purchase of shares of Company Common Stock pursuant to the ESPP on any Purchase Date occurring prior to the Effective Time, in each case, only if and to the extent required by and in accordance with the applicable equity award’s terms as in effect, or as proposed in such offer letters, on the date of this Agreement or the ESPP, as applicable, or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);
     (c) amend its certificate of incorporation, bylaws or comparable organizational documents (whether by merger, consolidation or otherwise);
     (d) make any capital expenditures or incur any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget for the Company and its Subsidiaries, a copy of which is attached to Section 7.01(d) of the Company Disclosure Schedule (the “Capex Budget”) and

(ii) such additional expenditures which individually and in the aggregate do not exceed $250,000;
     (e) acquire (A) any material amount of stock or assets of any other Person (in connection with a purchase of such Person’s business whether in whole or in part), whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise or (B) any other material assets (other than assets acquired in the ordinary course of business for amounts that are consistent with past practice);
     (f) pledge, transfer, sell, lease, license, subject to any Lien or otherwise dispose of any material Subsidiary or any of its material assets or properties, except for (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practices;
     (g) (i) grant to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any increase in compensation, bonus or other benefits, except (A) increases in connection with promotions in the ordinary course of business, (B) increases in base salaries of non-executive officer employees in accordance with past practices so long as such increases do not exceed 2% of the aggregate current annualized base salaries of all non-executive officer employees of the Company and its Subsidiaries (provided that if the Effective Time has not occurred prior to October 1, 2008, annual increases to non-executive officer employees shall not exceed 4% of the aggregate current annualized base salaries of all non-executive officer employees of the Company and its Subsidiaries), or (C) bonuses granted in accordance with, and paid on the terms and conditions of, existing bonus plans, policies or agreements listed on Section 5.16(a) of the Company Disclosure Schedule, (ii) terminate any employee other than in the ordinary course of business or grant to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any severance or termination pay or benefits or any increase in severance, change of control or termination pay or benefits, except in connection with actual termination in the ordinary course of any such Person to the extent required under Applicable Law or existing plans, policies, agreements or arrangements listed on Section 5.16(a) of the Company Disclosure Schedule, (iii) establish, adopt, enter into or amend any Company Employee Plan (other than entering into offer letters that contemplate “at will” employment without severance benefits) or collective bargaining agreement, (iv) take any action to accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan, or (v) make any Person (after the date of this Agreement) a beneficiary of any retention or severance plan under which such Person is not, as of the date of this Agreement, a beneficiary which would entitle such Person to payments, vesting, acceleration or any other right as a consequence of consummation of the transactions contemplated by this Agreement and/or termination of employment;

     (h) hire, elect or retain any officer, hire any other employee or retain the services of any consultant, except for prospective employees who have been provided offer letters made available to Parent prior to the date of this Agreement as described in Section 7.01(b)(i)(B); provided that Parent’s consent with respect to this Section 7.01(h) shall not be unreasonably withheld or delayed; and provided further that Parent’s consent shall not be required to hire (A) non-executive officer employees to the extent reflected in the Company’s operating plan attached as Appendix 7.01(h) to the Company Disclosure Schedule (the “Company Operating Plan”) or (B) up to three additional non-executive officer employees in each of the sales and marketing, research and development and general and administrative reporting areas.
     (i) write-down any of its material assets, including any Company Owned IP or make any material change in any method of accounting or accounting principles or practices, except for any such change required by GAAP or Applicable Law, including Regulation S-X under the 1934 Act (in each case following consultation with the Company’s independent auditor);
     (j) (i) repurchase, prepay or incur any Indebtedness, including by way of a guarantee, issuance or sale of debt securities or any merger, business combination or other acquisition, or issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (ii) create any Lien on any material asset of the Company or any of its Subsidiaries, or (iii) make any material loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any of its wholly owned Subsidiaries;
     (k) make or change any Tax election, settle or compromise any material Tax claim, audit or assessment, change any annual tax accounting period, adopt or change any method of tax accounting, amend in any material respect any Tax Returns or file claims for material Tax refunds, enter into any closing agreement, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;
     (l) adopt a plan or agreement of, or resolutions providing for or authorizing, any complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization other than for the liquidation of any of the Company’s direct or indirect wholly-owned Subsidiaries into the Company or into a direct or indirect Subsidiary of the Company;
     (m) enter into any transaction, commitment or Contract, or relinquish or terminate any Contract or other right, in any individual case with a value in excess of $100,000 other than (i) capital expenditures in the Company’s current fiscal year in accordance with the Capex Budget; (ii) service or maintenance contracts entered into in the ordinary course of business pursuant to which the Company or any of its Subsidiaries is providing services to customers; (iii) sales contracts with customers in the ordinary course of business consistent with past practice, (iv) contract manufacturing orders in the ordinary course of business and (v) other expenditures consistent with the Company Operating Plan;
     (n) (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $100,000 in any individual case, other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice, or as required by their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reserved against on the Company Balance Sheet (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, in each case, the payment, discharge, settlement or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or any of its Subsidiaries following the Closing Date, (ii) waive, relinquish, release, grant, transfer or assign any right with a value of more than $100,000 in any individual case, or (iii) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar Contract to which the Company or any of its Subsidiaries is a party;
     (o) institute, settle, or agree to settle any material Proceeding pending or threatened before any arbitrator, court or other Governmental Authority (for the avoidance of doubt, any settlement or Proceeding, consent decree which involves a conduct remedy or injunctive or similar relief or has a restrictive impact on business or involves payments in excess of $100,000 shall be deemed to be material);
     (p) agree to (i) any exclusivity provision or covenant of the Company or any of its Subsidiary not to compete with the business of any other Person, or (ii) any other covenant of the Company or any of its Subsidiaries restricting in any material respect the development, manufacture, marketing or distribution of the products or services of the Company or any of its Subsidiaries or otherwise limiting in any material respect the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any material assets or that would so limit the freedom of Parent or any of its Affiliates in any material respect after the consummation of the transactions contemplated hereby;
     (q) enter into any new line of business;

     (r) other than as expressly permitted by Section 7.03, take any action for the purpose of preventing, delaying or impeding the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement;
     (s) take any action that would make any representation or warranty of the Company hereunder, or omit to take any action necessary to prevent any representation or warranty of the Company hereunder from being, inaccurate in any material respect at, or as of any time before, the Effective Time; or
     (t) authorize, resolve, commit or agree to take any of the foregoing actions.
     Section 7.02. Stockholder Meeting; Proxy Material; Short Form Merger. (a) If, following the Acceptance Time and the expiration of any Subsequent Offering Period, the Stockholder Approval is required under Delaware Law in order to consummate the Merger, the Company shall establish a record date (which will be as promptly as reasonably practicable following the consummation of the Offer and the expiration of any Subsequent Offering Period) for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) for the purpose of voting on the matters requiring the Stockholder Approval; provided that (i) if the Company is unable to obtain a quorum of its stockholders at such time, the Company may extend the date of the Stockholder Meeting by no more than five Business Days and the Company shall use its reasonable best efforts during such five-Business Day period to obtain such a quorum as soon as practicable, and (ii) the Company may delay the Stockholder Meeting to the extent (and only to the extent) the Company reasonably determines that such delay is advisable in order to reasonably assure compliance with Applicable Law or to comply with any comments made by the SEC with respect to the Proxy Statement or otherwise. Subject to Delaware Law, following the Acceptance Time, the Company Board shall recommend approval of the matters constituting the Stockholder Approval by the Company’s stockholders and use its reasonable best efforts to obtain the Stockholder Approval, and the Company shall otherwise comply with all Applicable Laws applicable to the Stockholder Meeting. Without limiting the generality of the foregoing, following the Acceptance Time, the Company shall establish a record date for, call, give notice of, convene and hold the Stockholder Meeting and the matters constituting the Stockholder Approval shall be submitted to the Company’s stockholders at the Stockholder Meeting whether or not (A) an Adverse Recommendation Change shall have occurred, or (B) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its Representatives.
     (b) If the Stockholder Approval is required under Delaware Law in order to consummate the Merger, as promptly as practicable after the Acceptance Time and the expiration of any Subsequent Offering Period, the Company and Parent shall prepare jointly and the Company shall file with the SEC the Proxy Statement and as soon as practicable thereafter mail to its stockholders the Proxy

Statement and all other proxy materials for such meeting, and if necessary in order to comply with applicable securities laws, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies. Subject to Delaware Law, the Proxy Statement shall contain the unanimous recommendation of the Company Board to the stockholders of the Company to grant the Stockholder Approval. The Company and Parent, as the case may be, shall furnish all information concerning the Company or Parent as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before such document (or any amendment or supplement thereto) is filed with the SEC, and the Company shall include in such document any comments reasonably proposed by Parent and its counsel. The Company shall (i) as promptly as practicable after receipt thereof, provide Parent and its counsel with copies of any written comments, and advise Parent and its counsel of any oral comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (ii) provide Parent and its counsel a reasonable opportunity to review the Company’s proposed response to such comments, (iii) include in the Company’s written response to such comments any input reasonably proposed by Parent and its counsel, and (iv) provide Parent and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC.
     (c) Notwithstanding any provision of this Agreement to the contrary, if Parent, Merger Subsidiary or any other Subsidiary of Parent shall acquire at least 90% of the outstanding Company Shares pursuant to the Offer, through exercise of the 90% Top-Up Option or otherwise, the parties hereto shall take all necessary and appropriate action to cause the Merger to be effective as soon as practicable after such acquisition without a meeting of stockholders of the Company, in accordance with Section 253(a) of Delaware Law.
     Section 7.03. No Solicitation; Other Offers. (a) Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their Representatives to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal or any inquiries, indication of interest or the making of any proposal that would reasonably be expected to lead to any Acquisition Proposal, or, subject to Section 7.03(b), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that is seeking to make, or has made, any Acquisition Proposal, (ii) (x) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (y) approve any transaction under, or any Third Party becoming an “interested stockholder” under Section 203 of Delaware Law, or (z) amend or grant any waiver or release or approve any transaction or redeem any Company Rights under the Company Rights Agreement, except in connection with the transactions contemplated by this Agreement, or (iii) enter into any Contract relating to any Acquisition Proposal. Subject to Section 7.03(b), neither the Company Board nor any committee thereof shall (A) fail to make, withdraw or modify in a manner adverse to Parent or Merger Subsidiary the Board Recommendation or the Company Compensation Approvals, (B) recommend an Acquisition Proposal, (C) fail to recommend against acceptance of any Third Party tender offer or exchange offer for the Company Shares within ten Business Days after the commencement of such offer, (D) fail to confirm the Board Recommendation within ten Business Days of a request from Parent to do so, provided that Parent shall only be entitled to make such a request if and to the extent an Acquisition Proposal shall be pending and not publicly withdrawn at the time of such request, or (E) resolve or agree to take any of the foregoing actions (any of the foregoing, an “Adverse Recommendation Change”). The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal. At the request of Parent, the Company shall promptly request that each Third Party, if any, that has executed a confidentiality agreement within the 12-month period prior to the date hereof in connection with its consideration of any Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information), and the Company shall provide to Parent all certifications of such return or destruction from such other Persons as promptly as practicable after receipt thereof.
     (b) Notwithstanding the foregoing, prior to the Acceptance Time, the Company Board, acting directly or indirectly through any Representative, may (i) engage in negotiations or discussions with any Third Party that has made (and not withdrawn) a bona fide unsolicited Acquisition Proposal in writing that the Company Board determines in good faith, after consulting with the Company’s outside legal counsel and a financial advisor of nationally recognized reputation, constitutes, or is likely to lead to, a Superior Proposal, (ii) thereafter furnish to such Third Party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement with terms no less favorable to the Company than those contained in the NDA and containing additional provisions that expressly permit the Company to comply with the terms of this Section 7.03 (a copy of which confidentiality agreement shall be promptly (in all events within 24 hours) provided for informational purposes to Parent), (iii) subject to compliance with Section 7.03(c) and 7.03(d), make an Adverse

Recommendation Change, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, but only to the extent required to enable a Third Party to submit and allow the Company to consider an Acquisition Proposal and the Company to accept a Superior Proposal, and/or (v) take any non-appealable, final action that any court of competent jurisdiction orders the Company to take, but in each case referred to in the foregoing clauses (i) through (v), only if the Company Board determines in good faith by a majority vote, after consulting with the Company’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law. For purposes of this Section 7.03(b), each reference to 15% or 85%, respectively, in the definition of “Acquisition Proposal” shall be deemed to be 50%. Nothing contained herein shall prevent the Company Board from complying with Rule 14d-9 and Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, disclosure is required under Applicable Law.
     (c) Neither the Company nor the Company Board shall take any of the actions referred to in clauses (i) through (v) of Section 7.03(b), directly or indirectly, unless the Company shall have delivered to Parent at least 24 hours prior written notice advising Parent that it intends to take such action. The Company shall notify Parent promptly (but in no event later than 24 hours) after it obtains knowledge of the receipt by the Company (or any of its Subsidiaries Representatives) of any Acquisition Proposal, or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that is seeking to make or has made after the date hereof an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal or request. The Company shall keep Parent informed, on a prompt basis (but in any event within 24 hours), of the status and material terms of any such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof. The Company shall provide Parent with at least 48 hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Acquisition Proposal. The Company shall promptly provide Parent with any non-public information concerning the Company’s business, present or future performance, financial condition or results of operations, provided to any Third Party that was not previously provided to Parent.
     (d) In addition to the foregoing, the Company Board shall not make an Adverse Recommendation Change, unless (i) the Company promptly notifies Parent, in writing at least two full Business Days prior to taking that action, of its intention to terminate this Agreement and to enter into a binding definitive agreement in respect of a Superior Proposal, attaching the a copy of such proposed definitive agreement which shall be in final form in all material respects and include all schedules, annexes and exhibits thereto, and (ii) Parent does not make, within two full Business Days after its receipt of such written notification, an offer that is determined by the Company Board in good faith after considering the advice of its outside counsel and of a financial advisor of nationally recognized reputation to be at least as favorable to the stockholders of the Company as such Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such two Business Day period.
     Section 7.04. Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the NDA, the Company shall (i) give to Parent and its Representatives reasonable access to the offices, properties, books, records, Contracts, Governmental Authorizations, documents, directors, officers and employees of the Company and its Subsidiaries, (ii) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request, and use its reasonable best efforts to cause KPMG LLP to furnish its work papers in respect of the Company and its Subsidiaries, and (iii) instruct its Representatives to cooperate with Parent and its Representatives in its investigation; provided that the Company may restrict the foregoing access to the extent that any Applicable Law requires the Company to restrict or prohibit access to any such properties or information, or such disclosure would, based on the advice of such party’s counsel, result in a waiver of attorney-client privilege, work product doctrine or any other applicable privilege applicable to such information. Any investigation pursuant to this Section 7.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. The parties hereto shall hold any information obtained pursuant to this Section 7.04 in confidence to the extent set forth in accordance with, and such information shall otherwise be subject to, the provisions of the NDA, which shall continue in full force and effect. No information or knowledge obtained in any investigation pursuant to this Section 7.04 shall affect or be deemed to modify any representation or warranty made by any party hereunder.
     Section 7.05. Notice of Certain Events. (a) In connection with integration planning with respect to the operation of the business of the Company and its Subsidiaries, subject to Applicable Law, the Company shall consult with Parent on a regular basis to report material operational developments, material developments with respect to the status of, including without limitation the material adverse modification to, relationships with customers, partners, suppliers, licensors, licensees, distributors and others having material business relationships with the Company and other matters reasonably requested by Parent.
     (b) The Company shall promptly notify Parent of:

     (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
     (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;
     (iii) any Proceeding commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement;
     (iv) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in paragraph (c) of Annex I not to be satisfied; and
     (v) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Company hereunder.
     Section 7.06. Termination of 401(k) Plan. Unless otherwise directed in writing by Parent at least five Business Days prior to the initial scheduled expiration of the Offer, the Company will terminate any and all Employee Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, effective no later than the day immediately preceding the date the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as Parent. The Company shall provide Parent evidence that such resolutions to terminate the 401(k) plan(s) of the Company and its Subsidiaries have been adopted by the Company Board or the board of directors of its Subsidiaries, as applicable. The form and substance of such resolutions shall be subject to the reasonable approval of Parent. The Company shall also take such other actions in furtherance of terminating any such 401(k) plans as Parent may reasonably request. Immediately prior to such termination, the Company will make (or cause to be made) all necessary payments to fund the contributions (i) necessary or required to maintain the tax-qualified status of any such 401(k) Plan, (ii) for elective deferrals made pursuant to any such 401(k) Plan for the period prior to termination, and (iii) for employer matching contributions (if any) for the period prior to termination.
     Section 7.07. Employee Information. Prior to the Effective Time, the Company shall provide to Parent a current schedule in the form maintained by its human resources or stock administration department for internal record keeping purposes that identifies as of the Effective Time with respect to each holder of Company Stock Options, awarded Performance-Based Stock Units and Restricted Stock Units with reasonable accuracy and detail, (i) the name of the holder, (ii) the total number of shares subject to such Company Stock Option or award, (iii) the Employee Plan under which such Company Stock Option or award was issued, (iv) the exercise price (or purchase price, if applicable) of such Company Stock Option or award, (v) the extent to which such Company Stock Option or award is vested as of the Effective Time, (vi) the vesting schedule of such Option or award, (vii) the grant date of such Company Stock Option or award, and (viii) the expiration date of such Company Stock Option or award.
     Section 7.08. Company Rights Agreement. The Company Board shall take all further actions (in addition to those referred to in Section 5.26(b)) reasonably requested by Parent in order to render the Company Rights inapplicable to this Agreement, the Tender and Support Agreements and the transactions contemplated hereby and thereby.
     Section 7.09. Company Compensation Arrangements. Prior to the scheduled expiration of the Offer (as it may be extended hereunder), the Company (acting through its Compensation Committee) will take all such steps as may be necessary or advisable to cause each Company Compensation Arrangement entered into by the Company or any of its Subsidiaries on or after the date hereof to be approved by the Compensation Committee (comprised solely of “independent directors” determined in the manner described in the last sentence of Section 5.16(h)) as an Employment Compensation Arrangement and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the 1934 Act.
ARTICLE 8
Covenants of Parent
     Parent agrees that:
     Section 8.01. Obligations of Merger Subsidiary. Parent shall cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement. Each of Parent and the Merger Subsidiary shall vote all Company Shares acquired in the Offer or otherwise beneficially owned by it or any of its respective Subsidiaries as of the applicable record date in favor of the adoption of this Agreement in accordance with Delaware Law at the Stockholder Meeting or otherwise.
     Section 8.02. Director and Officer Liability. (a) All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries (each, an “Indemnified Person”) as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company as in effect on the date of this Agreement (copies of which have been made available to Parent prior to the date hereof) shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall cause the Surviving Corporation to comply with and honor the foregoing obligations; provided that such obligations shall be subject to any limitation imposed from time to time under Applicable Law. For a period of six years from the Effective Time the organizational documents of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification and exculpation as are contained in the certificate of incorporation and bylaws of the Company as of the date hereof, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights of the Indemnified Persons thereunder, unless such modification shall be required by Applicable Law and then only to the extent so required.
     (b) For six years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the Company’s directors’ and officers’ liability insurance policy in effect on the date hereof (a copy of which has been made available to Parent prior to the date hereof) (the “D&O Insurance Policy”) covering each Indemnified Person currently covered by the D&O Insurance Policy in respect of acts or omissions occurring at or prior to the Effective Time; provided that the Company, Parent or the Surviving Corporation may substitute therefor a prepaid “tail” policy on the D&O Insurance Policy for a period of six (6) years from the Effective Time or a policy of directors’ and officers’ liability insurance of Parent, in either case, covering each such person currently covered by the D&O Insurance Policy on terms with respect to coverage and amount no less favorable than the D&O Insurance Policy; provided that in satisfying its obligation under this Section 8.02(b), the Surviving Corporation shall not be obligated to pay annual premiums (or pay for a “tail” policy) in excess of 250% of the amount per annum the Company paid in respect of its current fiscal year, which amount is set forth in Section 8.02(b) of the Company Disclosure Schedule (the “Annual Premium Cap”); provided further that if such insurance cannot be so maintained or obtained at such cost, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain or obtain as much of such insurance as can be so maintained or obtained at an annual or prepaid cost equal to the Annual Premium Cap.
     (c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any

Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.02.
     (d) The rights of each Indemnified Person under this Section 8.02 shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person. The Parent shall guarantee the obligations of the Surviving Corporation under this Section 8.02.
     Section 8.03. Note Purchase Agreement. Unless the Parent has sufficient available funds or secured all necessary financing in order to purchase all Company Shares at the Offer Price in accordance with the terms hereof, Parent shall use reasonable best efforts to cause the issuance of the Notes to be consummated prior to the Closing, including but not limited to taking enforcing its rights under the Note Purchase Agreement, and seeking specific performance of the obligations of the Sponsors thereunder.
ARTICLE 9
Covenants of Parent and the Company
     The parties hereto agree that:
     Section 9.01. Efforts to Complete. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and (iii) attempting to obtain a stay of any applicable order referenced in Section 7.03(b)(v).
     (b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (i) (A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable (and in any event within ten Business Days after the date hereof), and (B) make an appropriate filing pursuant to any applicable Foreign Competition Law with respect to the transactions contemplated hereby as promptly as practicable after the date hereof, as mutually agreed upon between the parties hereto, and (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any applicable Foreign Competition Law and take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or any applicable Foreign Competition Law as soon as practicable.
     (c) To the extent not prohibited by the relevant Governmental Authority and subject to the reasonably determined confidentiality obligations of each party, each of Parent and the Company shall (i) promptly notify each other party hereto of any written or oral communication to that party or its Affiliates from any Governmental Authority and, subject to Applicable Law, permit each other party to review in advance any proposed written communication to any Governmental Authority, in each case concerning this Agreement or the transactions contemplated hereby, (ii) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with each other party in advance, and to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting; provided, that if the Governmental Authority or Applicable Law does not permit such participation by the other party, or if both parties agree that such joint participation would not be advisable, the party meeting with such Governmental Authority shall allow outside counsel for the other party to attend and participate, to the extent permitted by the Governmental Authority or Applicable Law, and (iii) furnish each other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, concerning this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, the Company shall provide Parent the opportunity to participate in the defense of any Proceeding against the Company and/or its directors relating to the transactions contemplated by this Agreement and will obtain the prior written consent of Parent prior to settling or satisfying any such Proceeding.
     (d) Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Parent or any of its Subsidiaries to, nor shall the Company or any of its Subsidiaries without the prior written consent of Parent agree or proffer to, divest, hold separate, or enter into any license or similar agreement with respect to, or agree to restrict the ownership or operation of, any business or assets of Parent, the Company or any of their respective Subsidiaries.
     Section 9.02. Certain Filings. The Company and Parent shall cooperate with one another (i)n connection with the preparation of the Company Disclosure Documents and the Offer Documents, (ii) determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.
     Section 9.03. Public Announcements. Parent and the Company shall consult with each other before issuing any press release, making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement, or schedule any such press conference or conference call before such consultation.
     Section 9.04. Section 16 Matters. The Company and Parent shall take all reasonable steps as may be required to cause the transactions contemplated by Section 3.03(a) and Section 3.06(a) and any other acquisitions of Parent equity securities or dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company, or who will upon the Closing become an officer or director of Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the Interpretive Letter dated January 12, 1999, issued by the SEC relating to Rule 16b-3.
     Section 9.05. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
ARTICLE 10
Conditions to the Merger
     Section 10.01. Conditions to the Obligations of Each Party. The obligation of each party hereto to consummate the Merger is subject to the satisfaction, at or prior to the Closing, of the following conditions:
     (a) if required by Delaware Law, the Stockholder Approval shall have been obtained;

     (b) no Applicable Law or Order shall prohibit or enjoin the consummation of the Merger; and
     (c) Merger Subsidiary (or Parent on Merger Subsidiary’s behalf) shall have accepted for payment and paid for all of the Company Shares validly tendered pursuant to the Offer and not withdrawn, provided that this Section 10.01(c) shall not be a condition to Merger Subsidiary’s obligation to consummate the Merger if the failure to satisfy such condition shall arise from Parent or Merger Subsidiary’s breach of any provision of this Agreement.
ARTICLE 11
Termination
     Section 11.01. Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned (notwithstanding any approval of this Agreement by the stockholders of the Company):
     (a) at any time prior to the Acceptance Time, by mutual written agreement of the Company and Parent;
     (b) by either the Company or Parent, if:
     (i) prior to the Acceptance Time, if the Offer has not been consummated on or before August 1, 2008; provided that (A) if, on August 1, 2008, any of the conditions set forth in Annex I shall not have been satisfied or waived or the Closing cannot otherwise occur due to any action taken or any failure to act by any Governmental Authority, either party shall have the right, in its sole discretion by providing notice to the other parties hereto, to extend the date referred to above in this clause (i) to January 1, 2009 (the date first referred to in this clause (i), as it may be extended pursuant to this clause (i)(A), shall be referred to in this Agreement as the “End Date”) and (B) the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose material breach of any provision of this Agreement results in the failure of the Offer to be consummated by the End Date;
     (ii) there shall be any Applicable Law or Order that shall have become final and non-appealable that (A) makes acceptance for payment of, and payment for, the Company Shares pursuant to the Offer or consummation of the Merger illegal or otherwise prohibited, or (B) enjoins Merger Subsidiary from accepting for payment of, and paying for, the Company Shares pursuant to the Offer or the consummation of the Merger; or

     (iii) prior to the Acceptance Time, a Third Party shall have consummated an Acquisition Proposal (for purposes of this 11.01(b)(iii), each reference to 15% and 85% in the definition of “Acquisition Proposal” shall be deemed to be 50%;
     (c) by Parent, if prior to the Acceptance Time:
     (i) an Adverse Recommendation Change shall have occurred;
     (ii) the Company shall have entered into, or publicly announced its intention to enter into, any Contract (other than a confidentiality agreement contemplated by Section 7.03(b)) relating to any Acquisition Proposal; or
     (iii) the Company or any of its Representatives shall have intentionally and materially breached any of its obligations under Section 7.03; or
     (d) by the Company, if prior to the Acceptance Time, subject to complying with the terms of this Agreement, the Company Board authorizes the Company to enter into a binding definitive agreement in respect of a Superior Proposal with a Third Party; provided that the Company shall have paid any amounts due pursuant to Section 12.04 in accordance with the terms, and at the times, specified therein; and provided further that in the case of any termination by the Company pursuant to this Section 11.01(d), (A) the Company promptly notifies Parent, in writing and at least two full Business Days prior to such termination, promptly of its intention to terminate this Agreement and to enter into a binding definitive agreement in respect of a Superior Proposal, attaching a copy of such proposed definitive agreement which shall be in final form in all material respects and include all schedules, annexes and exhibits thereto, and (B) Parent does not make, within two full Business Days after receipt of such written notification, a binding offer that is determined by the Company Board in good faith after considering the advice of its outside counsel and a financial advisor of nationally recognized reputation to be at least as favorable to the stockholders of the Company as such Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such three Business Day period.
The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give notice of such termination to each other party hereto.
     Section 11.02. Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to each other party hereto;

provided that if such termination shall result from the intentional and material (i) failure of any party to fulfill a condition to the performance of the obligations of any other party, or (ii) failure of any party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by any other party as a result of such failure. The provisions of this Section 11.02 and Sections 12.04, 12.06, 12.07, 12.08 and 12.09 shall survive any termination hereof pursuant to Section 11.01.
ARTICLE 12
Miscellaneous
     Section 12.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, if to Parent or Merger Subsidiary, to:
Blue Coat Systems, Inc.
420 North Mary Avenue
Sunnyvale, California 94085
Attention: Betsy Bayha
Facsimile No.: (408) 220-2175
     with a copy to:
Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, California 94025
Attention: William M. Kelly
                  Sarah K. Solum
Facsimile No.: (650) 752-2112
                         (650) 752-3611
     if to the Company, to:
Packeteer, Inc.
10201 North De Anza Blvd.
Cupertino, California 95014
Attention: Chief Financial Officer
Facsimile No.: (408) 873-4410

     with a copy to:
DLA Piper US LLP
2000 University Avenue
East Palo Alto, California 94303
Attention: Diane Holt Frankle
                  Peter Astiz
Facsimile No.: (650) 833-2001
or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto. All such notices, requests and other communications shall be deemed received (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt of transmission by facsimile transmission, or (iii) on the date of confirmation of receipt if delivered by an internationally recognized courier service.
     Section 12.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.
     Section 12.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Stockholder Approval without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given that requires the approval of the stockholders of the Company under Delaware Law unless the required approval is obtained.
     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
     Section 12.04. Expenses. (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided that the Company and Parent shall share equally all filing fees payable pursuant to the HSR Act or any Foreign Competition Law.
     (b) If this Agreement is terminated pursuant to Section 11.01(b)(iii), 11.01(c) or 11.01(d) then the Company shall pay to Parent (by wire transfer of immediately available funds), simultaneously with the occurrence of such termination, a fee in an amount equal to $6,000,000.
     (c) If this Agreement is terminated pursuant to Section 11.01(b)(i) and (i) after the date of this Agreement and prior to such termination, an Acquisition Proposal (including, for the avoidance of doubt, any new or renewed Acquisition Proposal from any Third Party that had made an Acquisition Proposal on or prior to the date of this Agreement) shall have been publicly made or publicly disclosed, and (ii) within 12 months following the date of such termination the Company shall have (A) entered into a definitive agreement with respect to, (B) recommended to its stockholders, or (C) consummated, an Acquisition Proposal, then the Company shall pay to Parent (by wire transfer of immediately available funds), within one Business Day after entering into such definitive agreement, making such recommendation or the consummation of such transaction, a fee in an amount equal to $6,000,000; provided that in no event shall more than one fee be payable by the Company pursuant to Section 12.04(b) and this Section 12.04(c). For purposes of this Section 12.04(c), each reference to 15% in the definition of “Acquisition Proposal” shall be deemed to be 30%, and the reference to 85% therein shall be deemed to be 70%.
     (d) The Company acknowledges that the agreements contained in this Section 12.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails to pay any amount due to Parent pursuant to this Section 12.04, when due, the Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action taken to collect payment (including the prosecution of any lawsuit or other legal action), together with interest on the unpaid amount at the publicly announced prime rate of Citibank, N.A. in New York City from the date such amount was first payable to the date it is paid.
     Section 12.05 . Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement, and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) would be readily apparent to a reasonable person who has read that reference and such representations and warranties (or covenants, as applicable), without any independent knowledge on the part of the reader regarding the matter(s) so disclosed; provided that no such disclosure shall be deemed to qualify Section 5.10 or Section 7.01 unless expressly set forth in Section 5.10 or Section 7.01, as applicable, of the Company Disclosure Schedule.

     Section 12.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 8.02, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 8.02, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
     (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time, and (ii) after the Acceptance Time to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of any of its obligations hereunder.
     Section 12.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.
     Section 12.08. Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party, including by delivery as set forth in Section 12.01.
     Section 12.09. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 12.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
     Section 12.11. Entire Agreement. This Agreement, together with the Tender and Support Agreements and the NDA, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to their subject matter.
     Section 12.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     Section 12.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that monetary damages would not be a sufficient remedy for a breach of this Agreement and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BLUE COAT SYSTEMS, INC.
By:	/s/ Brian M. NeSmith
	Name:	Brian M. NeSmith
	Title:	President and Chief Executive Officer

COOPER ACQUISITION, INC.
By:	/s/ Brian M. NeSmith
	Name:	Brian M. NeSmith
	Title:	President and Chief Executive Officer

PACKETEER, INC.
By:	/s/ Dave Coté
	Name:	Dave Coté
	Title:	President and Chief Executive Officer

ANNEX I
     Notwithstanding any other provision of the Offer, but subject to compliance with Section 2.01(a) of the Agreement, Merger Subsidiary (i) shall not be required to accept for payment or pay for any tendered Company Shares, (ii) may delay the acceptance for payment of, or the payment for, any tendered Company Shares, and (iii) may terminate the Offer as to Company Shares not then paid for, in the event that: (I) at or immediately prior to the scheduled expiration of the Offer (as it may be extended pursuant to Section 2.01(a) of the Agreement), (A) the Minimum Condition shall not have been satisfied, or (B) any waiting period (and any extension thereof) applicable to the transactions contemplated by the Agreement (including the Offer and the Merger) under the HSR Act or the Required Foreign Competition Laws shall not have expired or been terminated, or any affirmative approval of any Governmental Authority required under the Required Foreign Competition Laws shall not have been obtained; or (II) at or immediately prior to the scheduled expiration of the Offer (as it may be extended pursuant to Section 2.01(a) of the Agreement), any of the following conditions exists:
     (a) there shall be instituted or pending any Proceeding initiated by any Governmental Authority, (i) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Company Shares by Parent or Merger Subsidiary or the consummation of the Offer or the Merger, (ii) seeking to restrain or prohibit Parent’s ownership or operation (or that of its Affiliates) of all or any significant portion of the business, assets or products of Parent, the Company or their respective Subsidiaries, or to compel Parent or any of its Affiliates to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any significant portion of the business, assets or products of Parent, the Company or their respective Subsidiaries, (iii) seeking, directly or indirectly, to impose or confirm any significant limitations on (A) the ability of Parent or any of its Affiliates effectively to acquire, hold or exercise full rights of ownership of any Company Shares or any shares of common stock of the Surviving Corporation, including the right to vote the Company Shares or the shares of common stock of the Surviving Corporation acquired or owned by Parent, Merger Subsidiary or any of Parent’s other Affiliates on all matters properly presented to the Company’s stockholders or (B) the ownership or operation by Parent (or any of its Subsidiaries) of all or any significant portion of businesses or assets of Parent, the Company or their respective Subsidiaries, (iv) seeking to require divestiture by Parent, Merger Subsidiary or any of Parent’s other Affiliates of any Company Shares or any significant business or assets of Parent, the Company or their respective Subsidiaries, or (v) which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger; or

     (b) there shall have been any action taken, or any Applicable Law shall have been proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any Governmental Authority, other than the application of the waiting period provisions of the HSR Act or the Required Foreign Competition Laws or any requirement for affirmative approval of a Governmental Authority under the Required Foreign Competition Laws, that will, directly or indirectly, result in any of the consequences referred to in paragraph (a) above; or
     (c) (i) any of the representations and warranties of the Company contained in Section 5.05(a), Section 5.05(b) and Section 5.05(c)(iv) shall not be true in all but de minimis respects when made or at the consummation of the Offer as if made at and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be true in all but de minimis respects as of such specified date), (ii) any of the representations and warranties of the Company contained in Sections 2.02(a), 5.02, 5.04(i), 5.16(h), 5.24, 5.25 and 5.26 of the Agreement, disregarding any materiality or Company Material Adverse Effect qualifications contained in any such representation or warranty, shall not be true in all material respects when made or at the consummation of the Offer as if made at and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be true in all material respects as of such specified date), or (iii) any of the other representations and warranties of the Company contained in this Agreement, disregarding any materiality or Company Material Adverse Effect qualifications contained in any such representation or warranty, shall not be true in all respects when made or at the consummation of the Offer as if made at and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be true in all respects as of such specified date); provided that the condition set forth in this paragraph (c)(iii) shall be deemed to have been satisfied unless the individual or aggregate impact of the failure to be true of the representations and warranties of the Company contained in this Agreement would reasonably be expected to have a Company Material Adverse Effect; or
     (d) the Company shall have breached or failed to perform in any material respects any of its obligations under the Agreement; or
     (e) any change or development shall have occurred following the date of the Agreement that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or
     (f) (i) an Adverse Recommendation Change shall have occurred, or (ii) the Company shall have entered into, or publicly announced its intention to enter into, a letter of intent, memorandum of understanding or Contract (other than a confidentiality agreement contemplated by Section 7.03(b) of the Agreement) relating to any Acquisition Proposal;

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     (g) the Agreement shall have been terminated in accordance with its terms.
     The foregoing conditions are for the sole benefit of Parent and Merger Subsidiary and, subject to the terms and conditions of the Agreement, may be waived by Parent or Merger Subsidiary, in whole or in part at any time and from time to time in the sole discretion of Parent or Merger Subsidiary. The failure by Parent or Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.
     The capitalized terms that are used in this Annex I shall have the respective meanings ascribed thereto in the Agreement and Plan of Merger (the “Agreement”), dated as of April 20, 2008, by and among Blue Coat Systems, Inc., a Delaware corporation (“Parent”), Cooper Acquisition, Inc., a Delaware corporation (“Merger Subsidiary”) and Packeteer, Inc., a Delaware corporation (the “Company”).

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